Exhibit 99.1

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Cumulus Media Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of stockholders’ deficit and comprehensive income (loss), and cash flows present fairly, in all material respects, the financial position of Cumulus Media Inc. and its subsidiaries at December 31, 2010 and 2009, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2010 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements and the financial statement schedule, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control over Financial Reporting appearing under Item 9A. Our responsibility is to express opinions on these financial statements, on the financial statement schedule, and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP

Atlanta, Georgia

March 14, 2011, except for the inclusion of Note 22 as to which the date is December 19, 2011

CUMULUS MEDIA INC.

CONSOLIDATED BALANCE SHEETS

December 31, 2010 and 2009

(Dollars in thousands, except for share data)

	2010	2009
Assets
Current assets:
Cash and cash equivalents	$12,814	$16,224
Restricted cash	604	789
Accounts receivable, less allowance for doubtful accounts of $1,115 and $1,166 in 2010 and 2009, respectively	38,267	37,504
Trade receivable	3,605	5,488
Prepaid expenses and other current assets	4,403	4,709

Total current assets	59,693	64,714
Property and equipment, net	39,684	46,981
Intangible assets, net	160,970	161,380
Goodwill	56,079	56,121
Other assets	3,210	4,868

Total assets	$319,636	$334,064

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable and accrued expenses	$20,365	$13,635
Trade payable	3,569	5,534
Derivative instrument	3,683	—
Current portion of long-term debt	15,165	49,026

Total current liabilities	42,782	68,195
Long-term debt	575,843	584,482
Other liabilities	17,590	32,598
Deferred income taxes	24,730	21,301

Total liabilities	660,945	706,576

Stockholders’ Deficit:
Preferred stock, 20,262,000 shares authorized, par value $0.01 per share, including: 250,000 shares designated as 133/4% Series A Cumulative Exchangeable Redeemable Preferred Stock due 2010, shares designated as stated value $1,000 per share; 0 shares issued and outstanding in both 2010 and 2009 and 12,000 12% Series B Cumulative Preferred Stock, stated value $10,000 per share; 0 shares issued and outstanding in both 2010 and 2009	—	—
Class A common stock, par value $0.01 per share; 200,000,000 shares authorized; 59,599,857 shares issued, 35,538,530 and 35,162,511 shares outstanding in 2010 and 2009, respectively	596	596
Class B common stock, par value $0.01 per share; 20,000,000 shares authorized; 5,809,191 shares issued and outstanding in both 2010 and 2009	58	58
Class C common stock, par value $0.01 per share; 30,000,000 shares authorized; 644,871 shares issued and outstanding in both 2010 and 2009	6	6
Treasury stock, at cost, 24,061,327 and 24,410,081 shares in 2010 and 2009, respectively	(256,792)	(261,382)
Additional paid-in-capital	964,156	966,945
Accumulated deficit	(1,049,333)	(1,078,735)

Total stockholders’ deficit	(341,309)	(372,512)

Total liabilities and stockholders’ deficit	$319,636	$334,064

See accompanying notes to the consolidated financial statements.

CUMULUS MEDIA INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

Years Ended December 31, 2010, 2009 and 2008

(Dollars in thousands, except for share and per share data)

	2010	2009	2008
Broadcast revenues	$259,187	$252,048	$307,538
Management fee from affiliate	4,146	4,000	4,000

Net revenues	263,333	256,048	311,538
Operating expenses:
Station operating expenses (excluding depreciation, amortization and LMA fees)	159,807	165,676	203,222
Depreciation and amortization	9,098	11,136	12,512
LMA fees	2,054	2,332	631
Corporate general and administrative (including non-cash stock compensation expense of $2,451, $2,879, and $4,663, respectively)	18,519	20,699	19,325
Gain on exchange of assets or stations	—	(7,204)	—
Realized loss on derivative instrument	1,957	3,640	—
Impairment of intangible assets and goodwill	671	174,950	498,897
Other operating expenses	—	—	2,041

Total operating expenses	192,106	371,229	736,628
Operating income (loss)	71,227	(115,181)	(425,090)

Non-operating income (expense):
Interest expense	(30,315)	(34,050)	(48,250)
Interest income	8	61	988
Terminated transaction (expense) income	(7,847)	—	15,000
Other income (expense), net	108	(136)	(10)

Total non-operating expense, net	(38,046)	(34,125)	(32,272)

Income (loss) before income taxes and equity in net losses of affiliate	33,181	(149,306)	(457,362)
Income tax (expense) benefit	(3,779)	22,604	117,945
Equity losses in affiliate	—	—	(22,252)

Net income (loss)	$29,402	$(126,702)	$(361,669)

Basic and diluted income (loss) per common share:
Basic income (loss) per common share (See Note 13, “Earnings Per Share”)	$0.70	$(3.13)	$(8.55)

Diluted income (loss) per common share (See Note 13, “Earnings Per Share”)	$0.69	$(3.13)	$(8.55)

Weighted average basic common shares outstanding (See Note 13, “Earnings Per Share”)	40,341,011	40,426,014	42,314,578

Weighted average diluted common shares outstanding (See Note 13, “Earnings Per Share”)	41,189,161	40,426,014	42,314,578

See accompanying notes to the consolidated financial statements.

CUMULUS MEDIA INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT AND

COMPREHENSIVE INCOME (LOSS)

Years Ended December 31, 2010, 2009 and 2008

(Dollars in thousands, except for share data)

	Class A Common Stock		Class B Common Stock		Class C Common Stock		Treasury Stock	Accumulated Other Comprehensive Income	Additional Paid-In Capital	Accumulated Deficit	Total
	Number of Shares	Par Value	Number of Shares	Par Value	Number of Shares	Par Value
Balance at January 1, 2008	59,468,086	$595	5,809,191	$58	644,871	$6	$(267,084)	$4,800	$971,267	$(590,364)	$119,278

Net loss										(361,669)	(361,669)
Other comprehensive income (loss):
Change in fair value of derivative instrument	—	—	—	—	—	—	—	(3,972)	—	—	(3,972)
Total comprehensive loss											(365,641)
Issuance of common stock	104,506	1	—	—	—	—	—	—	707	—	708
Restricted shares issued from treasury	—	—	—	—	—	—	5,409	—	(5,409)	—	—
Dutch offer fees	—	—	—	—	—	—	(33)	—	—	—	(33)
Share repurchase program	—	—	—	—	—	—	(6,522)	—	—	—	(6,522)
Shares returned in lieu of tax payments	—	—	—	—	—	—	(168)	—	—	—	(168)
Non cash stock compensation expense	—	—	—	—	—	—	—	—	4,231	—	4,231
Restricted shares issued in connection with exchange offer	—	—	—	—	—	—	3,120	—	(3,120)	—	—

Balance at December 31, 2008	59,572,592	$596	5,809,191	$58	644,871	$6	$(265,278)	$828	$967,676	$(952,033)	$(248,147)

Net loss										(126,702)	(126,702)
Other comprehensive income (loss):
Change in fair value of derivative instrument	—	—	—	—	—	—	—	(828)	—	—	(828)
Total comprehensive loss											(127,530)
Warrants issued in conjunction with 2009 debt amendment	—	—	—	—	—	—	—	—	812	—	812
Restricted shares issued from treasury	—	—	—	—	—	—	5,185	—	(5,185)	—	—
Share repurchase program	—	—	—	—	—	—	(193)	—	—	—	(193)
Shares returned in lieu of tax payments	—	—	—	—	—	—	(107)	—	—	—	(107)
Non cash stock compensation expense	—	—	—	—	—	—	—	—	2,653	—	2,653
Restricted share forfeitures	—	—	—	—	—	—	(989)	—	989	—	—

Balance at December 31, 2009	59,572,592	$596	5,809,191	$58	644,871	$6	$(261,382)	$—	$966,945	$(1,078,735)	$(372,512)

Net income										29,402	29,402
Other comprehensive income (loss):
Total comprehensive income											29,402
Issuance of common stock	27,265	—	—	—	—	—	—	—	—	—	—
Restricted shares issued from treasury	—	—	—	—	—	—	4,898	—	(4,898)	—	—
Transfer of restricted shares to equity	—	—	—	—	—	—	165	—	378	—	543
Shares returned in lieu of tax payments	—	—	—	—	—	—	(343)	—	—	—	(343)
Non cash stock compensation expense	—	—	—	—	—	—	—	—	1,601	—	1,601
Restricted share forfeitures	—	—	—	—	—	—	(130)	—	130	—	—

Balance at December 31, 2010	59,599,857	$596	5,809,191	$58	644,871	$6	$(256,792)	$—	$964,156	$(1,049,333)	$(341,309)

See accompanying notes to the consolidated financial statements.

CUMULUS MEDIA INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2010, 2009 and 2008

(Dollars in thousands)

	2010	2009	2008
Cash flows from operating activities:
Net income (loss)	$29,402	$(126,702)	$(361,669)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	9,098	11,136	12,512
Amortization of debt issuance costs/discount	1,248	1,079	434
Amortization of derivative gain	—	(828)	(3,972)
Provision for doubtful accounts	1,271	2,386	3,754
Loss on sale of assets or stations	(116)	(29)	(21)
Gain on exchange of assets or stations	—	(7,204)	—
Fair value adjustment of derivative instruments	(9,999)	771	13,640
Equity loss on investment in unconsolidated affiliate	—	—	22,252
Impairment of intangible assets and goodwill	671	174,950	498,897
Deferred income taxes	3,429	(23,178)	(118,411)
Non-cash stock compensation	2,451	2,879	4,663
Changes in assets and liabilities, net of effects of acquisitions/dispositions:
Restricted cash	185	(789)	—
Accounts receivable	(2,034)	2,685	4,833
Trade receivable	1,882	(3,864)	(290)
Prepaid expenses and other current assets	306	(1,422)	2,548
Accounts payable and accrued expenses	5,879	(5,060)	14
Trade payable	(1,964)	3,584	(537)
Other assets	2,087	(328)	(315)
Other liabilities	(1,058)	(1,375)	(1,678)

Net cash provided by operating activities	42,738	28,691	76,654
Cash flows from investing activities:
Proceeds from sale of assets or radio stations	296	102	323
Purchases of intangible assets	(246)	—	(1,008)
Acquisition costs	—	(52)	—
Capital expenditures	(2,475)	(3,110)	(6,069)

Net cash used in investing activities	(2,425)	(3,060)	(6,754)
Cash flows from financing activities:
Proceeds from bank credit facility	—	—	75,000
Repayments of borrowings from bank credit facility	(43,136)	(59,110)	(115,300)
Tax withholding paid on behalf of employees	(343)	(107)	(2,413)
Debt discount fees	(244)	(3,000)	—
Payments for repurchases of common stock	—	(193)	(6,522)
Proceeds from issuance of common stock	—	—	52

Net cash used in financing activities	(43,723)	(62,410)	(49,183)
(Decrease) increase in cash and cash equivalents	(3,410)	(36,779)	20,717
Cash and cash equivalents at beginning of period	16,224	53,003	32,286

Cash and cash equivalents at end of period	$12,814	$16,224	$53,003

Supplemental disclosures of cash flow information:
Interest paid	$41,416	$39,381	$36,789
Income taxes paid	324	895	618
Trade revenue	16,748	16,612	14,821
Trade expense	16,546	16,285	14,499

See accompanying notes to the consolidated financial statements.

CUMULUS MEDIA INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Description of Business, Basis of Presentation and Summary of Significant Accounting Policies:

Description of Business

Cumulus Media Inc., (“Cumulus” or the “Company”) is a radio broadcasting corporation incorporated in the state of Delaware, focused on acquiring, operating and developing commercial radio stations in mid-size radio markets in the United States.

Liquidity Considerations

On June 29, 2009, the Company entered into an amendment to the credit agreement governing its senior secured credit facility (“Credit Agreement”). The Credit Agreement maintains the preexisting term loan facility of $750.0 million, which, as of December 31, 2010, the Company had an outstanding balance of approximately $593.8 million, and reduces the preexisting revolving credit facility from $100.0 million to $20.0 million. Additional facilities are no longer permitted under the Credit Agreement. See Note 9, “Long-Term Debt” for further discussion of the Credit Agreement.

As discussed further in Note 9, “Long-Term Debt”, the Company entered into a third amendment to the Credit Agreement in June 2009 (the “June 2009 Amendment”), whereby the total leverage ratio and fixed charge coverage ratio covenants for the fiscal quarters ending June 30, 2009 through and including December 31, 2010 (the “Covenant Suspension Period”) were suspended. During the Covenant Suspension Period, the Company’s loan covenants required the Company to: (1) maintain a minimum trailing twelve month consolidated EBITDA (as defined in the Credit Agreement) of $60.0 million for fiscal quarters through March 31, 2010, increasing incrementally to $66.0 million for fiscal quarter ended December 31, 2010, subject to certain adjustments; and (2) maintain minimum cash on hand (defined as unencumbered consolidated cash and cash equivalents in the Credit Agreement) of at least $7.5 million. For the fiscal quarter ending March 31, 2011 (the first quarter after the Covenant Suspension Period), the total leverage ratio covenant will be 6.5:1 and the fixed charge coverage ratio covenant will be 1.2:1. At December 31, 2010, the Company was in compliance with all of its covenants. Additionally, the Company’s Total Leverage Ratio was 6.8:1 and the Fixed Charge Coverage Ratio was 2.2:1. The Company expects to be in compliance with its debt covenants in 2011, however no assurance can be provided.

However, if the Company is unable to comply with its debt covenants, the Company would need to seek a waiver or amendment to the Credit Agreement and no assurances can be given that the Company will be able to do so. If the Company were unable to obtain a waiver or an amendment to the Credit Agreement in the event of a debt covenant violation, the Company would be in default under the Credit Agreement, which could have a material adverse impact on the Company’s financial position.

If the Company were unable to repay its debts when due, the lenders under the credit facilities could proceed against the collateral granted to them to secure that indebtedness. The Company has pledged substantially all of its assets as collateral under the Credit Agreement. If the lenders accelerate the maturity of outstanding debt, the Company may be forced to liquidate certain assets to repay all or part of the senior secured credit facilities, and the Company cannot be assured that sufficient assets will remain after it has paid all of its debt. The ability to liquidate assets is affected by the regulatory restrictions associated with radio stations, including FCC licensing, which may make the market for these assets less liquid and increase the chances that these assets will be liquidated at a significant loss

Basis of Presentation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

CUMULUS MEDIA INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Reportable Segment

The Company operates under one reportable business segment, radio broadcasting, for which segment disclosure is consistent with the management decision-making process that determines the allocation of resources and the measuring of performance.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, the Company evaluates its estimates, including those related to bad debts, intangible assets, derivative financial instruments, income taxes, stock-based compensation, restructuring and contingencies and litigation. The Company bases its estimates on historical experience and on various assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ materially from these estimates under different assumptions or conditions.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

Accounts Receivable and Concentration of Credit Risks

Accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable. The Company determines the allowance based on several factors including the length of time receivables are past due, trends and current economic factors. All balances are reviewed and evaluated on a consolidated basis. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Company does not have any off-balance-sheet credit exposure related to its customers.

In the opinion of management, credit risk with respect to accounts receivable is limited due to the large number of diversified customers and the geographic diversification of the Company’s customer base. The Company performs ongoing credit evaluations of its customers and believes that adequate allowances for any uncollectible accounts receivable are maintained.

Property and Equipment

Property and equipment are stated at cost. Property and equipment acquired in business combinations are recorded at their estimated fair values on the date of acquisition under the purchase method of accounting. Equipment under capital leases is stated at the present value of minimum lease payments.

Depreciation of property and equipment is computed using the straight-line method over the estimated useful lives of the assets. Equipment held under capital leases and leasehold improvements are amortized using the straight-line method over the shorter of the estimated useful life of the asset or the remaining term of the lease. Depreciation of construction in progress is not recorded until the assets are placed into service. Routine maintenance and repairs are expensed as incurred. Depreciation of construction in progress is not recorded until the assets are placed into service.

CUMULUS MEDIA INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Intangible Assets and Goodwill

The Company’s intangible assets are comprised of broadcast licenses, certain other intangible assets and goodwill. Goodwill represents the excess of costs over fair value of assets of businesses acquired. Intangible assets and goodwill acquired in a purchase business combination and determined to have an indefinite useful life, which include the Company’s broadcast licenses, are not amortized, but instead tested for impairment at least annually. Intangible assets with estimable useful lives are amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment.

In determining that the Company’s broadcast licenses qualified as indefinite lived intangibles, management considered a variety of factors including the Federal Communications Commission’s historical track record of renewing broadcast licenses, the very low cost to the Company of renewing the applications, the relative stability and predictability of the radio industry and the relatively low level of capital investment required to maintain the physical plant of a radio station. The Company evaluates the recoverability of its indefinite-lived assets, which include broadcasting licenses, goodwill, deferred charges, and other assets, using judgments and estimates. Future events may impact these judgments and estimates. If events or changes in circumstances were to indicate that an asset’s carrying value is not recoverable, a write-down of the asset would be recorded through a charge to operations.

Debt Issuance Costs

The costs related to the issuance of debt are capitalized and amortized using the effective interest method to interest expense over the life of the related debt. The Company recognized amortization expense of $0.4 million for each of the years ended December 31, 2010, 2009 and 2008.

Derivative Financial Instruments

The Company recognizes all derivatives on the balance sheet at fair value. Fair value changes are recorded in income for any contracts not classified as qualifying hedging instruments. For derivatives qualifying as cash flow hedge instruments, the effective portion of the derivative fair value change must be recorded through other comprehensive income, a component of stockholders’ deficit.

Revenue Recognition

Revenue is derived primarily from the sale of commercial airtime to local and national advertisers. Revenue is recognized as commercials are broadcast. Revenues presented in the financial statements are reflected on a net basis, after the deduction of advertising agency fees by the advertising agencies, usually at a rate of 15.0%.

Trade Agreements

The Company provides commercial airtime in exchange for goods and services used principally for promotional, sales and other business activities. An asset and liability is recorded at the fair market value of the goods or services received. Trade revenue is recorded and the liability is relieved when commercials are broadcast and trade expense is recorded and the asset relieved when goods or services are consumed.

Local Marketing Agreements

In certain circumstances, the Company enters into a local marketing agreement (“LMA”) or time brokerage agreement with a Federal Communications Commission (“FCC”) licensee of a radio station. In a typical LMA, the licensee of the station makes available, for a fee, airtime on its station to a party, which supplies programming to be broadcast on that airtime, and collects revenues from advertising aired during such programming. Revenues earned and LMA fees incurred pursuant to local marketing agreements or time brokerage agreements are recognized at their gross amounts in the accompanying consolidated statements of operations.

CUMULUS MEDIA INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As of December 31, 2010 and 2009, the Company operated 12 radio stations, respectively, under LMAs. As of December 31, 2008, the Company operated seven radio stations under LMAs. The stations operated under LMAs contributed $10.6 million, $9.2 million, and $6.4 million, in years 2010, 2009, and 2008, respectively, to the consolidated net revenues of the Company.

Investment in Affiliate

As of December 31, 2010 the Company had a 25.0% economic interest in Cumulus Media Partners (“CMP”), acquired in May 2006. The investment is accounted for under the equity method (see Note 8, “Investment in Affiliate”). The Company’s consolidated operating results include its proportionate share of CMP’s net losses for the years ended December 31, 2010, 2009, and 2008. As of December 31, 2010, the Company’s proportionate share of its affiliate losses exceeded its investment in CMP.

Stock-based Compensation

The Company currently uses the Black-Scholes option pricing model to determine the fair value of its stock options. The determination of the fair value of the awards on the date of grant using an option-pricing model is affected by the Company’s stock price, as well as assumptions regarding a number of complex and subjective variables. These variables include the historical stock price volatility over the term of the awards, actual and projected employee stock option exercise behaviors, risk-free interest rates and estimated expected dividends.

Trade Transactions

The Company provides advertising time in exchange for certain products, supplies and services. The Company includes the value of such exchanges in both station revenues and station operating expenses. Trade valuation is based upon management’s estimate of the fair value of the products, supplies and services received. For the years ended December 31, 2010, 2009 and 2008, amounts reflected under trade transactions were: (1) trade revenues of $16.7 million, $16.6 million and $14.8 million, respectively; and (2) trade expenses of $16.5 million, $16.3 million and $14.5 million, respectively.

Income Taxes

The Company uses the liability method of accounting for deferred income taxes. Deferred income taxes are recognized for all temporary differences between the tax and financial reporting bases of the Company’s assets and liabilities based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. A valuation allowance is recorded for a net deferred tax asset balance when it is more likely than not that the benefits of the tax asset will not be realized. The Company continues to assess the need for its deferred tax asset valuation allowance in the jurisdictions in which it operates. Any adjustment to the deferred tax asset valuation allowance would be recorded in the income statement of the period that the adjustment is determined to be required. See Note 12, “Income Taxes” for further discussion.

Impairment of Long-Lived Assets

Long-lived assets, such as property and equipment and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposed group classified as held for sale would be presented separately in the appropriate asset and liability sections of the balance sheet.

CUMULUS MEDIA INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Earnings per Share

Basic income (loss) per share is computed on the basis of the weighted average number of common shares outstanding. Diluted income (loss) per share is computed on the basis of the weighted average number of common shares outstanding plus the effect of outstanding stock options and restricted stock using the treasury stock method.

Fair Values of Financial Instruments

The carrying values of cash equivalents, accounts receivables, accounts payable, and accrued expenses approximate fair value due to the short maturity of these instruments. As of December 31, 2010, the fair value of the Company’s term loan was $547.8 million which was based on a risk adjusted rate.

Accounting for National Advertising Agency Contract

The Company engages Katz Media Group, Inc. (“Katz”) as its national advertising sales agent. The contract has several economic elements that principally reduce the overall expected commission rate below the stated base rate. The Company estimates the overall expected commission rate over the entire contract period and applies that rate to commissionable revenue throughout the contract period with the goal of estimating and recording a stable commission rate over the life of the contract.

The potential commission adjustments are estimated and combined in the balance sheet with the contractual termination liability. That liability is accreted to commission expense to effectuate the stable commission rate over the course of the Katz contract.

The Company’s accounting for and calculation of commission expense to be realized over the life of the Katz contract requires management to make estimates and judgments that affect reported amounts of commission expense. Actual results may differ from management’s estimates. Over the course of the Company’s contractual relationship with Katz, management will continually update its assessment of the effective commission expense attributable to national sales in an effort to record a consistent commission rate over the term of the Katz contract.

Variable Interest Entities

The Company accounts for entities qualifying as variable interest entities (“VIEs”) in accordance with ASC 810, Consolidation. VIEs are required to be consolidated by the primary beneficiary. The primary beneficiary is the entity that holds the majority of the beneficial interests in the variable interest entity. A VIE is an entity for which the primary beneficiary’s interest in the entity can change with changes in factors other than the amount of investment in the entity. From time to time, the Company enters into local marketing agreements in connection with pending acquisitions or dispositions of radio stations and the requirements of ASC 810 may apply, depending on the facts and circumstances related to each transaction. As of December 31, 2010, ASC 810 has not applied to any local marketing agreements.

Recent Accounting Pronouncements

ASU 2009-17. In December 2009, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2009-17, Consolidations (Topic 810) — Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities (“ASU No. 2009-17”) which amends the FASB ASC for the issuance of FASB Statement No. 167, Amendments to FASB Interpretation No. 46(R), issued by the FASB in June 2009. The amendments in this ASU replace the quantitative-based risks and rewards calculation for determining which reporting entity, if any, has a controlling financial interest in a variable interest entity (“VIE”) with an approach primarily focused on identifying which reporting entity has the power to direct the activities of a VIE that most significantly impact the entity’s economic performance and (1) the obligation to absorb the losses of the entity or (2) the right to receive the benefits from the entity. ASU No. 2009-17 also requires additional disclosure about a reporting entity’s involvement in a VIE, as well as any significant changes in risk exposure due to that involvement. ASU No. 2009-17 is

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

effective for annual and interim periods beginning after November 15, 2009. The adoption of ASU No. 2009-07 required the Company to make additional disclosures but did not have a material impact on the Company’s financial position, results of operations and cash flows. See Note 19, “Variable Interest Entity”, for further discussion.

ASU 2010-06. The FASB issued ASU No. 2010-06 which provides improvements to disclosure requirements related to fair value measurements. New disclosures are required for significant transfers in and out of Level 1 and Level 2 fair value measurements, disaggregation regarding classes of assets and liabilities, valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements for Level 2 or Level 3. These disclosures are effective for the interim and annual reporting periods beginning after December 15, 2009. Additional new disclosures regarding the purchases, sales, issuances and settlements in the roll forward of activity in Level 3 fair value measurements are effective for fiscal years beginning after December 15, 2010 beginning with the first interim period. The Company adopted the portions of this update which became effective January 1, 2010, for its financial statements as of that date. See Note 7, “Fair Value Measurements”.

ASU 2010-28. In December 2010, the FASB provided additional guidance for performing Step 1 of the test for goodwill impairment when an entity has reporting units with zero or negative carrying values. This ASU updates ASC 350, Intangibles — Goodwill and Other, to amend the criteria for performing Step 2 of the goodwill impairment test for reporting units with zero or negative carrying amounts and requires performing Step 2 if qualitative factors indicate that it is more likely than not that a goodwill impairment exists. The guidance will be effective for the Company on January 1, 2011. The amended guidance is not expected to have a material impact on the Company’s consolidated financial statements.

ASU 2010-29. In December 2010, the FASB issued clarification of the accounting guidance around disclosure of pro forma information for business combinations that occur in the current reporting period. The guidance requires the Company to present pro forma information in its comparative financial statements as if the acquisition date for any business combinations taking place in the current reporting period had occurred at the beginning of the prior year reporting period. The Company will adopt this guidance effective January 1, 2011, and include any required pro forma information for the proposed acquisition of CMP, which is expected to be completed in the first half of 2011.

2. Acquisitions and Dispositions

2010 Acquisitions

The Company did not complete any material acquisitions or dispositions during the year ended December 31, 2010.

2009 Acquisitions

Green Bay and Cincinnati Asset Exchange

On April 10, 2009, the Company completed an asset exchange with Clear Channel Communications, Inc. (“Clear Channel”). As part of the asset exchange, the Company acquired two of Clear Channel’s radio stations located in Cincinnati, Ohio in exchange for five of the Company’s radio stations in the Green Bay, Wisconsin market. The exchange transaction provided the Company with direct entry into the Cincinnati market (notwithstanding the Company’s current presence through its investment in CMP (see Note 8, “Investment in Affiliate”)), which was ranked #28 at that time by Arbitron. The transaction was accounted for as a business combination. The fair value of the assets acquired in the exchange was $17.6 million (refer to the table below for the purchase price allocation). The Company incurred approximately $0.2 million of acquisition costs related to this transaction and expensed them as incurred through earnings within corporate general and administrative expense. The $0.9 million of goodwill identified in the purchase price allocation below is deductible for tax purposes. During the fourth quarter of 2009 the Company adjusted the purchase price allocation to record an intangible asset of approximately $0.7 million related to certain tower leases which will be amortized over the next four years in accordance with the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

terms of the leases. The results of operations for the Cincinnati stations acquired have been included in the statements of operations since the acquisition date. The results of the Cincinnati stations were not material to the Company’s results of operations. Prior to the asset exchange, the Company and Clear Channel did not have any preexisting relationship with regard to the Green Bay market.

In conjunction with the exchange on April 10, 2009, Clear Channel and the Company entered into an LMA whereby the Company is responsible for operating (i.e. programming, advertising, etc.) the five Green Bay radio stations that were sold to Clear Channel and must pay Clear Channel a monthly fee of approximately $0.2 million over a five year term (expiring December 31, 2013), in exchange for the Company retaining the operating profits for managing the radio stations. In conjunction with the LMA, the Company included the net revenues and station operating expenses associated with operating the Green Bay stations in the Company’s consolidated financial statements from the effective date of the LMA (April 10, 2009) through December 31, 2009. Additionally, Clear Channel negotiated a written put option that allows them to require the Company to repurchase the five Green Bay radio stations at any time during the two-month period commencing July 1, 2013 (or earlier if the LMA is terminated prior to that date) for $17.6 million (the fair value of the radio stations as of April 10, 2009). The Company accounted for the put option as a derivative contract and accordingly, the fair value of the put was recorded as a liability at the acquisition date and offset against the gain associated with the asset exchange. Subsequent changes to the fair value of the derivative are recorded through earnings. See Note 6, “Derivative Instruments”.

In conjunction with the transactions, the Company recorded a net gain of $7.2 million, which is included in the gain on exchange of assets in the statements of operations. This amount represents a gain of approximately $9.6 million recorded on the Green Bay stations sold, net of a loss of approximately $2.4 million representing the fair value of the put option at acquisition date.

The table below summarizes the final purchase price allocation (dollars in thousands):

Allocation	Amount
Fixed assets	$458
Broadcast licenses	15,353
Goodwill	874
Other intangibles	951

Total purchase price	$17,636
Less: Carrying value of Green Bay stations	(7,999)

Gain on asset exchange	$9,637
Less: Fair value of Green Bay Option — April 10, 2009	(2,433)

Net gain	$7,204

WZBN-FM Swap

During the first quarter ended March 31, 2009, the Company completed a swap transaction pursuant to which it exchanged WZBN-FM, Camilla, Georgia, for W250BC, a translator licensed for use in Atlanta, Georgia, owned by Extreme Media Group. The fair value of the assets acquired in exchange for the assets disposed was accounted for in accordance with the guidance for business combinations. This transaction was not material to the results of the Company.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

3. Property and Equipment

Property and equipment consists of the following as of December 31, 2010 and 2009 (dollars in thousands):

	Estimated Useful Life	2010	2009
Land		$10,069	$10,088
Broadcasting and other equipment	3 to 7 years	126,521	125,462
Computer and capitalized software costs	1 to 3 years	13,238	12,527
Furniture and fixtures	5 years	11,447	11,824
Leasehold improvements	5 years	10,348	10,300
Buildings	20 years	26,752	27,138
Construction in progress		2,062	1,658

		200,437	198,997
Less: accumulated depreciation		(160,753)	(152,016)

		$39,684	$46,981

4. Intangible Assets and Goodwill

The following tables present the changes in intangible assets and goodwill for the year ended December 31, 2010 and 2009 (dollars in thousands):

	Indefinite Lived	Definite Lived	Total
Intangible Assets:
Balance as of December 31, 2008	$325,131	$3	$325,134

Acquisition	15,353	841	16,194
Disposition	(7,471)	—	(7,471)
Amortization	—	(265)	(265)
Impairment	(172,212)	—	(172,212)

Balance as of December 31, 2009	$160,801	$579	$161,380

Acquisition	230	—	230
Amortization	—	(201)	(201)
Impairment	(629)	—	(629)
Reclassifications	16	174	190

Balance as of December 31, 2010	$160,418	$552	$160,970

	2010	2009
Balance as of January 1: Goodwill	$285,820	$285,852
Accumulated impairment losses	(229,699)	(226,962)

Subtotal	56,121	58,890
Goodwill acquired during the year	—	874
Impairment losses	(42)	(2,737)
Goodwill related to sale of business unit	—	(906)

Balance as of December 31:
Goodwill	285,820	285,820
Accumulated impairment losses	(229,741)	(229,699)

Total	$56,079	$56,121

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company has significant intangible assets recorded and these intangible assets are comprised primarily of broadcast licenses and goodwill acquired through the acquisition of radio stations. The Company reviews the carrying value of its indefinite lived intangible assets and goodwill, at least annually for impairment. If the carrying value exceeds the estimate of fair value, the Company calculates the impairment as the excess of the carrying value of goodwill over its implied fair value and charges it to results of operations.

Goodwill

2010 Impairment Testing

The Company performs its annual impairment testing of goodwill during the fourth quarter and on an interim basis if events or circumstances indicate that goodwill may be impaired. The calculation of the fair value of each reporting unit is prepared using an income approach and discounted cash flow methodology. As part of its overall planning associated with the testing of goodwill, the Company determined that its geographic markets are the appropriate reporting unit.

During the fourth quarter the Company performed its annual impairment test. The assumptions used in estimating the fair values of reporting units are based on currently available data at the time the test is conducted and management’s best estimates and accordingly, a change in market conditions or other factors could have a material effect on the estimated values.

Step 1 Goodwill Test

The Company performed its annual impairment testing of goodwill using a discounted cash flow analysis to calculate the fair value of each market, an income approach. The discounted cash flow approach requires the projection of future cash flows and the calculation of these cash flows into their present value equivalent via a discount rate. The Company used an approximate eight-year projection period to derive operating cash flow projections from a market participant level. The Company made certain assumptions regarding future audience shares and revenue shares in reference to actual historical performance. The Company then projected future operating expenses in order to derive operating profits, which the Company combined with working capital additions and capital expenditures to determine operating cash flows.

The Company performed the Step 1 test for its annual impairment test and it compared the fair value of each market to the carrying value of its net assets as of December 31, 2010. The Step 1 test was used to determine if any of the Company’s markets have an indicator of impairment (i.e. the market net asset carrying value was greater than the calculated fair value of the market). For instances where this was the case, the Company performed the Step 2 test to determine if goodwill in those markets was impaired.

The Company’s analysis determined that, based on its Step 1 goodwill test, the fair value of 1 of its 16 markets containing goodwill balances was below its carrying value. For the remaining markets, since no impairment indicator existed in Step 1, the Company determined goodwill was appropriately stated as of December 31, 2010.

Step 2 Goodwill Test

As required by the Step 2 test, the Company prepared an allocation of the fair value of the markets identified in the Step 1 test as if each market was acquired in a business combination. The presumed “purchase price” utilized in the calculation is the fair value of the market determined in the Step 1 test. The results of the Step 2 test and the calculated impairment charge follows (dollars in thousands):

	Reporting Unit Fair Value	Implied Goodwill Value	December 31, 2010
Market ID			Carrying Value	Impairment
Market 27	$1,017	$—	$42	$42

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table provides a breakdown of the goodwill balances as of December 31, 2010, by market:

Market ID	Goodwill Balance
Market 7	$3,827
Market 8	3,726
Market 11	13,847
Market 59	875
Market 17	2,450
Market 19	1,672
Market 26	2,068
Market 30	5,684
Market 35	1,150
Market 36	712
Market 37	9,754
Market 48	1,478
Market 51	4,284
Market 56	2,585
Market 57	1,967

$56,079

To validate the Company’s conclusions and determine the reasonableness of the impairment charge related to goodwill the Company:

•

conducted an overall reasonableness check of the Company’s fair value calculations by comparing the aggregate, calculated fair value of the Company’s markets to its market capitalization as of December 31, 2010;

•	prepared a market fair value calculation using a multiple of Adjusted EBITDA as a comparative data point to validate the fair values calculated using the discounted cash-flow approach; and

•	reviewed the historical operating performance of each market with impairment.

The discount rate employed in the market fair value calculation ranged between 11.8% and 12.1% for the annual test. The Company believes that the discount rate range was appropriate and reasonable for goodwill purposes due to the resulting implied exit multiple of approximately 8.7.

For periods after 2010, the Company projected a median annual revenue growth of 2.8% and median annual operating expense to increase at a growth rate of 2.5% — 3.0% for its annual test. The Company derived projected expense growth based primarily on the stations’ historical financial performance and expected future revenue growth. The Company’s projections were based on then-current market and economic conditions and the Company’s historical knowledge of the markets.

After completing our annual test, as compared with the market capitalization value of $727.7 million as of December 31, 2010, the aggregate fair value of all markets of approximately $767.8 million was approximately $40.1 million, or 5.5%, higher than market capitalization.

Key data points included in the market capitalization calculation were as follows:

•	shares outstanding of 42.0 million as of December 31, 2010;

•	average closing price of the Company’s Class A Common Stock over 30 days for December 31, 2010 of $4.28 per share; and

•	debt discounted by 7.3% (gross $593.7 million and $547.8 million, net), on December 31, 2010.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Utilizing the above analysis and data points, the Company concluded the fair values of its markets, as calculated, are appropriate and reasonable.

Indefinite Lived Intangibles (FCC Licenses)

The Company performs its annual impairment testing of indefinite lived intangibles (the Company’s FCC licenses) during the fourth quarter and on an interim basis if events or circumstances indicate that the asset may be impaired. The Company has combined all of its broadcast licenses within a single geographic market cluster into a single unit of accounting for impairment testing purposes. As part of the overall planning associated with the indefinite lived intangibles test, the Company determined that its geographic markets are the appropriate unit of accounting for the broadcast license impairment testing.

As a result of the annual impairment test, the Company determined that the carrying value of certain reporting units’ FCC licenses exceeded their fair values. The Company recorded impairment charges of $0.6 million as a result of the annual impairment test to reduce the carrying value of these assets.

The Company notes that the following considerations continue to apply to the FCC licenses:

•	in each market, the broadcast licenses were purchased to be used as one combined asset;

•	the combined group of licenses in a market represents the “highest and best use of the assets”; and

•	each market’s strategy provides evidence that the licenses are “complementary”.

For the annual impairment test the Company utilized the three most widely accepted approaches in conducting its appraisals: (1) the cost approach, (2) the market approach, and (3) the income approach. For the appraisals the Company conducted a thorough review of all aspects of the assets being valued.

The cost approach measures value by determining the current cost of an asset and deducting for all elements of depreciation (i.e., physical deterioration as well as functional and economic obsolescence). In its simplest form, the cost approach is calculated by subtracting all depreciation from current replacement cost. The market approach measures value based on recent sales and offering prices of similar properties and analyzes the data to arrive at an indication of the most probable sales price of the subject property. The income approach measures value based on income generated by the subject property, which is then analyzed and projected over a specified time and capitalized at an appropriate market rate to arrive at the estimated value.

The Company relied on both the income and market approaches for the valuation of the FCC licenses, with the exception of certain AM and FM stations that have been valued using the cost approach. The Company estimated this replacement value based on estimated legal, consulting, engineering, and internal charges to be $25,000 for each FM station. For each AM station the replacement cost was estimated at $25,000 for a station licensed to operate with a one-tower array and an additional charge of $10,000 for each additional tower in the station’s tower array.

The estimated fair values of the FCC licenses represent the amount at which an asset (or liability) could be bought (or incurred) or sold (or settled) in a current transaction between willing parties (i.e. other than in a forced or liquidation sale).

A basic assumption in the Company’s valuation of these FCC licenses was that these radio stations were new radio stations, signing on-the-air as of the date of the valuation. The Company assumed the competitive situation that existed in those markets as of that date, except that these stations were just beginning operations. In doing so, the Company bifurcated the value of going concern and any other assets acquired, and strictly valued the FCC licenses.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company estimated the values of the AM and FM licenses, combined, through a discounted cash flow analysis, which is an income valuation approach. In addition to the income approach, the Company also reviewed recent similar radio station sales in similarly sized markets.

In estimating the value of the AM and FM licenses using a discounted cash flow analysis, in order to make the net free cash flow (to invested capital) projections, the Company began with market revenue projections. The Company made assumptions about the stations’ future audience shares and revenue shares in order to project the stations’ future revenues. The Company then projected future operating expenses and operating profits derived. By combining these operating profits with depreciation, taxes, additions to working capital, and capital expenditures, the Company projected net free cash flows.

The Company discounted the net free cash flows using an appropriate after-tax average weighted cost of capital ranging between approximately 12.1% and 12.4% for the annual test, and then calculated the total discounted net free cash flows. For net free cash flows beyond the projection period, the Company estimated a perpetuity value, and then discounted to present values, as of the valuation date.

The Company performed discounted cash flow analyses for each market. For each market valued the Company analyzed the competing stations, including revenue and listening shares for the past several years. In addition, for each market the Company analyzed the discounted cash flow valuations of its assets within the market. Finally, the Company prepared a detailed analysis of sales of comparable stations.

The first discounted cash flow analysis examined historical and projected gross radio revenues for each market.

In order to estimate what listening audience share and revenue share would be expected for each station by market, the Company analyzed the Arbitron audience estimates over the past two years to determine the average local commercial share garnered by similar AM and FM stations competing in those radio markets. Often the Company made adjustments to the listening share and revenue share based on its stations’ signal coverage of the market and the surrounding area’s population as compared to the other stations in the market. Based on management’s knowledge of the industry and familiarity with similar markets, the Company determined that approximately three years would be required for the stations to reach maturity. The Company also incorporated the following additional assumptions into the discounted cash flow valuation model:

•	the stations’ gross revenues through 2018;

•

the projected operating expenses and profits over the same period of time (the Company considered operating expenses, except for sales expenses, to be fixed, and assumed sales expenses to be a fixed percentage of revenues);

•	the calculations of yearly net free cash flows to invested capital;

•

depreciation on start-up construction costs and capital expenditures (the Company calculated depreciation using accelerated double declining balance guidelines over five years for the value of the tangible assets necessary for a radio station to go on-the-air); and

•	amortization of the intangible asset — the FCC License (the Company calculated amortization on a straight line basis over 15 years).

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

5. Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses consist of the following as of December 31, 2010 and 2009 (dollars in thousands):

	2010	2009
Accrued terminated deal costs	$7,847	$—
Non-cash contract termination liability	2,385	2,082
Accrued compensation	2,188	1,314
Accrued commissions	2,004	1,888
Deferred revenue	1,406	—
Accrued employee benefits	969	816
Accrued professional fees	951	732
Accrued real estate taxes	875	1,295
Accrued other	597	1,589
Accrued transaction costs	427	1,005
Accounts payable	399	819
Accrued interest	218	843
Accrued federal and state taxes	99	1,252

Total accounts payable and accrued expenses	$20,365	$13,635

6. Derivative Financial Instruments

The Company’s derivative financial instruments consist of the following:

May 2005 Swap

In May 2005, the Company entered into a forward-starting LIBOR-based interest rate swap arrangement (the “May 2005 Swap”) to manage fluctuations in cash flows resulting from interest rate risk attributable to changes in the benchmark interest rate of LIBOR. The May 2005 Swap became effective as of March 13, 2006, the end of the term of the Company’s prior swap. The May 2005 Swap expired on March 13, 2009, in accordance with the terms of the original agreement. Accordingly, for the twelve months ended December 31, 2010, the Company did not record any interest expense related to the May 2005 Swap. For the years ended December 31, 2009 and 2008, interest expense included income of $3.0 million and expense of $3.8 million, respectively.

The May 2005 Swap changed the variable-rate cash flow exposure on $400.0 million of the Company’s long-term bank borrowings to fixed-rate cash flows. Under the May 2005 Swap the Company received LIBOR-based variable interest rate payments and made fixed interest rate payments, thereby creating fixed-rate long-term debt. The May 2005 Swap was previously accounted for as a qualifying cash flow hedge of the future variable rate interest payments. Starting in June 2006, the May 2005 Swap no longer qualified as a cash flow hedging instrument. Accordingly, the changes in its fair value have since been reflected in the statement of operations instead of accumulated other comprehensive income.

May 2005 Option

In May 2005, the Company also entered into an interest rate option agreement (the “May 2005 Option”), which provides for Bank of America, N.A. to unilaterally extend the period of the May 2005 Swap for two additional years, from March 13, 2009 through March 13, 2011. This option was exercised on March 11, 2009 by Bank of America, N.A. This instrument was not highly effective in mitigating the risks in cash flows, and therefore it was

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

deemed speculative and its changes in value were accounted for as a current element of interest expense. The balance sheets as of December 31, 2010 and December 31, 2009 reflect current liabilities of $3.7 million and other long-term liabilities of $15.6 million, respectively, to include the fair value of the May 2005 Option. The Company reported interest income of $12.0 million during the year ended December 31, 2010 and interest expense of $0.2 million and $11.0 million, inclusive of the fair value adjustment during the years ended December 31, 2009 and 2008, respectively.

In the event of a default under the Credit Agreement as defined in Note 9, “Long-Term Debt”, or a default under any derivative contract, the derivative counterparties would have the right, although not the obligation, to require immediate settlement of some or all open derivative contracts at their then-current fair value. The Company does not utilize financial instruments for trading or other speculative purposes.

The Company’s financial instrument counterparties are high-quality investments or commercial banks with significant experience with such instruments. The Company manages exposure to counterparty credit risk by requiring specific minimum credit standards and diversification of counterparties. The Company has procedures to monitor the credit exposure amounts. The maximum credit exposure at December 31, 2010 was not significant to the Company.

Green Bay Option

On April 10, 2009, Clear Channel and the Company entered into an LMA whereby the Company is responsible for operating (i.e., programming, advertising, etc.) five Green Bay radio stations and must pay Clear Channel a monthly fee of approximately $0.2 million over a five year term (expiring December 31, 2013), in exchange for the Company retaining the operating profits for managing the radio stations. Clear Channel also has a put option (the “Green Bay Option”) that allows it to require the Company to repurchase the five Green Bay radio stations at any time during the two-month period commencing July 1, 2013 (or earlier if the LMA is terminated before this date) for $17.6 million (the fair value of the radio stations as of April 10, 2009). The Company accounted for the Green Bay Option as a derivative contract. Accordingly, the fair value of the put was recorded as a liability offsetting the gain at the acquisition date with subsequent changes in the fair value recorded through earnings. The fair value of the Green Bay Option was determined using inputs that are supported by little or no market activity (a “Level 3” measurement). The fair value represents an estimate of the net amount that the Company would pay if the option was transferred to another party as of the date of the valuation.

The balance sheets as of December 31, 2010 and December 31, 2009 reflect other long-term liabilities of $8.0 million and $6.1 million, respectively to include the fair value of the Green Bay Option. Accordingly, the Company recorded $2.0 million and $3.6 million of expense in realized loss on derivative instruments associated with marking to market the Green Bay Option to reflect the fair value of the option during the years ended December 31, 2010 and 2009, respectively.

CUMULUS MEDIA INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The location and fair value amounts of derivatives in the consolidated balance sheets are shown in the following table:

Information on the Location and Amounts of Derivatives Fair Values in the

Consolidated Balance Sheets (dollars in thousands)

		Fair Value
	Balance Sheet Location	December 31, 2010	December 31, 2009
Derivative not designated as hedging instruments:
Green Bay Option	Other long-term liabilities	$8,030	$6,073
Interest rate swap — option	Other current liabilities	3,683	—
Interest rate swap — option	Other long-term liabilities	—	15,639

	Total	$11,713	$21,712

The location and effect of derivatives in the statements of operations are shown in the following table (dollars in thousands):

		Amount of Income (Expense) Recognized on Derivatives for the Year Ended
Derivative Instruments	Statement of Operations Location	December 31, 2010	December 31, 2009
Green Bay Option	Realized loss on derivative instrument	$(1,957)	$(3,640)
Interest rate swap — option	Interest income (expense)	11,956	(174)
Interest rate swap	Interest income	—	3,043

	Total	$9,999	$(771)

7. Fair Value Measurements

The three levels of the fair value hierarchy to be applied to financial instruments when determining fair value are described below:

Level 1 — Valuations based on quoted prices in active markets for identical assets or liabilities that the entity has the ability to access;

Level 2 — Valuations based on quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable data for substantially the full term of the assets or liabilities; and

Level 3 — Valuations based on inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

CUMULUS MEDIA INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. The Company’s financial assets and liabilities are measured at fair value on a recurring basis. Financial assets and liabilities measured at fair value on a recurring basis as of December 31, 2010 were as follows (dollars in thousands):

		Fair Value Measurements at Reporting Date Using
	Total Fair Value	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Financial liabilities:
Other current liabilities
Green Bay option(1)	$(8,030)	$—	$—	$(8,030)
Interest rate swap — option(2)	(3,683)	—	(3,683)	—

Total liabilities	$(11,713)	$—	$(3,683)	$(8,030)

(1)	The Company’s derivative financial instruments consist solely of an interest rate swap in which the Company pays a fixed rate and receives a variable interest rate. The fair value of the Company’s interest rate swap is determined based on the present value of future cash flows using observable inputs, including interest rates and yield curves. Derivative valuations incorporate adjustments that are necessary to reflect the Company’s own credit risk.
(2)	The fair value of the Green Bay Option was determined using inputs that are supported by little or no market activity (a Level 3 measurement). The fair value represents an estimate of the net amount that the Company would pay if the option was transferred to another party as of the date of the valuation. The option valuation incorporates a credit risk adjustment to reflect the probability of default by the Company.

To estimate the fair value of the interest rate swap, the Company used an industry standard cash valuation model, which utilizes a discounted cash flow approach. The significant inputs for the valuation model include the following:

Fixed	Floating
• discount cash flow range of 0.99% - 1.00%;	• discount cash flow range of 0.99% - 1.00%;

• interest rate of 3.93%; and	• interest rate range of 0.26% - 0.28%; and

• credit spread of 4.39%.	• credit spread of 4.39%.

The Company reported $2.0 million and $3.6 million for the years ended December 31, 2010 and 2009, respectively, in realized loss on derivative instruments within the income statement related to the fair value adjustment, representing the change in the fair value of the Green Bay Option.

The reconciliation below contains the components of the change in fair value associated with the Green Bay Option for the year ended December 31, 2010 (dollars in thousands):

Description	Green Bay Option
Fair value balance at December 31, 2009	$6,073
Add: Mark to market fair value adjustment	1,957

Fair value balance as of December 31, 2010	$8,030

CUMULUS MEDIA INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

To estimate the fair value of the Green Bay Option, the Company used a Black-Scholes valuation model. The significant inputs for the valuation model include the following:

•	total term of 2.7 years;

•	volatility rate of 31.7%;

•	dividend annual rate of 0.0%;

•	discount rate of 0.9%; and

•	market value of Green Bay of $8.4 million.

The carrying values of receivables, payables, and accrued expenses approximate fair value due to the short maturity of these instruments.

The following table shows the gross amount and fair value of the Company’s term loan:

	2010	2009
Carrying value of term loan	$593,755	$636,890
Fair value of term loan	$547,850	$538,604

The fair value of the Company’s term loan is estimated using a discounted cash flow analysis, based on the Company’s marginal borrowing rates.

To estimate the fair value of the term loan, the Company used an industry standard cash valuation model, which utilizes a discounted cash flow approach. The significant inputs for the valuation model include the following:

•	discount cash flow rate of 7.3%;

•	interest rate of 0.3%; and

•	credit spread of 4.4%.

8. Investment in Affiliate

On October 31, 2005, the Company announced that, together with Bain Capital Partners, LLC (“Bain”), The Blackstone Group L.P. (“Blackstone”) and Thomas H. Lee Partners (“THL”), the Company had formed a new private partnership, CMP. CMP was created by the Company and the equity partners to acquire the radio broadcasting business of Susquehanna Pfaltzgraff Co. The Company and the other three equity partners each hold a 25.0% economic interest in CMP.

On May 5, 2006, the Company announced the consummation of the acquisition of the radio broadcasting business of Susquehanna Pfaltzgraff Co. by CMP for a purchase price of approximately $1.2 billion. Susquehanna’s radio broadcasting business consisted of 33 radio stations in eight markets: San Francisco, Dallas, Houston, Atlanta, Cincinnati, Kansas City, Indianapolis and York, Pennsylvania.

In connection with the formation of CMP, Cumulus contributed four radio stations (including related licenses and assets) in the Houston, Texas and Kansas City, Missouri markets with a book value of approximately $71.6 million and approximately $6.2 million in cash in exchange for its membership interests. Cumulus recognized a gain of $2.5 million from the transfer of assets to CMP. In addition, upon consummation of the acquisition, the Company received a payment of approximately $3.5 million as consideration for advisory services provided in connection with the acquisition. The Company recorded the payment as a reduction in its investment in CMP. The table below presents summarized financial statement data related to CMP (dollars in thousands):

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	2010	2009	2008
Income Statement Data:
Revenues	$188,718	$175,818	$212,429
Operating expenses	103,113	100,882	128,096
Equity in losses in affiliate	—	—	22,252
Net income	19,285	(73,257)	(545,853)
Balance Sheet Data:
Assets	424,793	495,165	722,788
Liabilities	841,834	955,497	1,178,104
Shareholders’ deficit	(417,041)	(460,332)	(455,316)

As of December 31, 2010, the Company’s proportionate share of its affiliate losses exceeded its investment in CMP. In addition, the Company has no contractual obligation to fund the losses of CMP. As a result, the Company had no exposure to loss from its investment in CMP. The Company has not provided and does not intend to provide any financial support, guarantees or commitments for or on behalf of CMP. The Company’s balance sheet at December 31, 2010 and 2009 does not include any assets or liabilities related to its investment in CMP. For the years ended December 31, 2010 and 2009, the Company’s statement of operations does not include any equity losses in CMP. For the year ended December 31, 2008, the Company recognized equity losses of $22.3 million in CMP.

Concurrent with the consummation of the acquisition, the Company entered into a management agreement with a subsidiary of CMP, pursuant to which the Company’s personnel will manage the operations of CMP’s subsidiaries. The agreement provides for the Company to receive, on a quarterly basis, a management fee that is expected to be approximately 1.0% of the CMP subsidiaries’ annual EBITDA or $4.0 million, whichever is greater. The Company recorded as net revenues approximately $4.0 million in management fees from CMP for each of the years ended December 31, 2010, 2009 and 2008.

Two indirect subsidiaries of CMP, CMP Susquehanna Radio Holdings Corp. (“Radio Holdings”) and CMP Susquehanna Corporation (“CMPSC”), commenced an exchange offer (the “2009 Exchange Offer”) on March 9, 2009, pursuant to which they offered to exchange all of CMPSC’s 97/8% senior subordinated notes due 2014 (the “Existing Notes”) (1) for up to $15.0 million aggregate principal amount of Variable Rate Senior Subordinated Secured Second Lien Notes due 2014 of CMPSC (the “New Notes”), (2) up to $35 million in shares of Series A preferred stock of Radio Holdings (the “New Preferred Stock”), and (3) warrants exercisable for shares of Radio Holdings’ common stock representing, in the aggregate, up to 40.0% of the outstanding common stock on a fully diluted basis (the “New Warrants”). On March 26, 2009, Radio Holdings and CMPSC completed the exchange of $175,464,000 aggregate principal amount of Existing Notes, which represented 93.5% of the total principal amount outstanding prior to the commencement of the 2009 Exchange Offer, for $14,031,000 aggregate principal amount of New Notes, 3,273,633 shares of New Preferred Stock and New Warrants exercisable for 3,740,893 shares of Radio Holdings’ common stock. Although neither the Company nor its equity partners’ equity stakes in CMP were directly affected by the exchange, each of their pro rata claims to CMP’s assets (on a consolidated basis) as an equity holder has been diluted as a result of the exchange.

On January 31, 2011, the Company entered into an agreement to purchase the remaining outstanding equity interests of CMP not currently owned by the Company, see Note 21, “Subsequent Event” for additional discussion related to the Company’s acquisition of CMP.

CUMULUS MEDIA INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

9. Long-Term Debt

The Company’s long-term debt consists of the following at December 31, 2010 and 2009 (dollars in thousands):

	2010	2009
Term loan	$593,754	$636,890
Less: Debt discount	(2,746)	(3,382)
Less: Current portion of long-term debt	(15,165)	(49,026)

Long-term debt, net of debt discount	$575,843	$584,482

A summary of the future maturities of long-term debt follows, exclusive of the discount on debt (dollars in thousands):

2011	$15,165
2012	6,153
2013	292,263
2014	280,174
2015	—

$593,755

Senior Secured Credit Facilities

June 2009 Amendment

On June 29, 2009, the Company entered into the June 2009 Amendment, with Bank of America, N.A., as administrative agent, and the lenders party thereto, governing the Company’s senior secured credit facilities.

The Credit Agreement maintains the preexisting term loan facility of $750.0 million, which had an outstanding balance of approximately $647.9 million immediately after closing the June 2009 amendment, and reduced the preexisting revolving credit facility from $100.0 million to $20.0 million. Incremental facilities are no longer permitted as of June 30, 2009 under the Credit Agreement.

The Company’s obligations under the Credit Agreement are collateralized by substantially all of its assets in which a security interest may lawfully be granted (including FCC licenses held by its subsidiaries), including, without limitation, intellectual property and all of the capital stock of the Company’s direct and indirect subsidiaries, including Broadcast Software International, Inc., which prior to the amendment, was an excluded subsidiary. The Company’s obligations under the Credit Agreement continue to be guaranteed by all of its subsidiaries.

The Credit Agreement contains terms and conditions customary for financing arrangements of this nature. The term loan facility will mature on June 11, 2014. The revolving credit facility will mature on June 7, 2012.

Borrowings under the term loan facility and revolving credit facility bore interest, at the Company’s option, at a rate equal to LIBOR plus 4.0% or the Alternate Base Rate (currently defined as the higher of the Wall Street Journal’s Prime Rate and the Federal Funds rate plus 0.5%) plus 3.0%. In July 2010, the Company’s aggregate principal payments which were made in accordance with the Company’s obligation to make mandatory prepayments of Excess Cash Flow (as defined in the Credit Agreement), as described below, exceeded $25.0 million which triggered a reduction in the Company’s interest rate equal to LIBOR plus 3.8% or the Alternate Base Rate plus 2.8%. Once the Company reduces the term loan facility by an aggregate of $50.0 million through further mandatory prepayments of Excess Cash Flow, the revolving credit facility will bear interest, at the Company’s option, at a rate equal to LIBOR plus 3.3% or the Alternate Base Rate plus 2.3%.

CUMULUS MEDIA INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In connection with the June 2009 Amendment the Company made a voluntary prepayment in the amount of $32.5 million. The Company was also required to make quarterly mandatory prepayments of 100% of Excess Cash Flow through December 31, 2010 (while maintaining a minimum balance of $7.5 million of cash on hand), before reverting to annual prepayments of a percentage of Excess Cash Flow, depending on the Company’s leverage, beginning in 2011. The Company has included approximately $9.3 million of long-term debt, as current, which represents the estimated Excess Cash Flow payments over the next 12 months in accordance with the terms of the Credit Agreement. Certain other mandatory prepayments of the term loan facility would be required upon the occurrence of specified events, including upon the incurrence of certain additional indebtedness and upon the sale of certain assets.

Covenants

The representations, covenants and events of default in the Credit Agreement are customary for financing transactions of this nature and are substantially the same as those in existence prior to the June 2009 Amendment, except as follows:

•	the total leverage ratio and fixed charge coverage ratio covenants were suspended during the Covenant Suspension Period;

•	during the Covenant Suspension Period, the Company was required to: (1) maintain minimum trailing twelve month consolidated EBITDA (as defined in the Credit Agreement) of $60.0 million for fiscal quarters through March 31, 2010, increasing incrementally to $66.0 million for the fiscal quarter ended December 31, 2010, subject to certain adjustments; and (2) maintain minimum cash on hand (defined as unencumbered consolidated cash and cash equivalents) of at least $7.5 million;

•	the Company is restricted from incurring additional intercompany debt or making any intercompany investments other than to the parties to the Credit Agreement;

•	the Company may not incur additional indebtedness or liens, or make permitted acquisitions or restricted payments (except under certain circumstances, pursuant to the fourth amendment to the Credit Agreement (the “July 2010 Amendment”), as described below, during the Covenant Suspension Period (after the Covenant Suspension Period, the Credit Agreement will permit indebtedness, liens, permitted acquisitions and restricted payments, subject to certain leverage ratio and liquidity measurements); and

•	the Company must provide monthly unaudited financial statements to the lenders within 30 days after each calendar-month end.

Events of default in the Credit Agreement include, among others, (a) the failure to pay when due the obligations owing under the credit facilities; (b) the failure to perform (and not timely remedy, if applicable) certain covenants; (c) cross default and cross acceleration; (d) the occurrence of bankruptcy or insolvency events; (e) certain judgments against the Company or any of the Company’s subsidiaries; (f) the loss, revocation or suspension of, or any material impairment in the ability to use of or more of, any of the Company’s material FCC licenses; (g) any representation or warranty made, or report, certificate or financial statement delivered, to the lenders subsequently proven to have been incorrect in any material respect; and (h) the occurrence of a Change in Control (as defined in the Credit Agreement). Upon the occurrence of an event of default, the lenders may terminate the loan commitments, accelerate all loans and exercise any of their rights under the Credit Agreement and the ancillary loan documents as a secured property.

As discussed above, the Company’s covenants for the year ended December 31, 2010 were as follows:

•	a minimum trailing twelve month consolidated EBITDA of $66.0 million;

•	a $7.5 million minimum cash on hand; and

•	a limit on annual capital expenditures of $10.0 million annually.

CUMULUS MEDIA INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The trailing twelve month consolidated EBITDA and cash on hand at December 31, 2010 were $87.8 million and $12.8 million, respectively.

If the Company had been unable to secure the June 2009 Amendment to the Credit Agreement, so that the total leverage ratio and the fixed charge coverage ratio covenants were still operative, those covenants for the year ended December 31, 2010 would have been as follows:

•	a maximum total leverage ratio of 6.5:1; and

•	a minimum fixed charge coverage ratio of 1.2:1.

At December 31, 2010, the total leverage ratio was 6.8:1 and the fixed charge coverage ratio was 2.2:1. For the fiscal quarter ending March 31, 2011 (the first quarter after the Covenant Suspension Period), the total leverage ratio covenant will be 6.5:1 and the fixed charge coverage ratio covenant will be 1.2:1.

Warrants

Additionally, the Company issued warrants to the lenders with the execution of the June 2009 Amendment to the Credit Agreement that allow them to acquire up to 1.3 million shares of the Company’s Class A Common Stock. Each warrant is immediately exercisable to purchase the Company’s underlying Class A Common Stock at an exercise price of $1.17 per share and has an expiration date of June 29, 2019.

Accounting for the Modification of the Credit Agreement

The June 2009 Amendment to the Credit Agreement was accounted for as a loan modification and accordingly, the Company did not record a gain or a loss on the transaction. For the revolving credit facility, the Company wrote off approximately $0.2 million of unamortized deferred financing costs, based on the reduction of capacity. With respect to both debt instruments, the Company recorded $3.0 million of fees paid directly to the creditors as a debt discount which are amortized as an adjustment to interest expense over the remaining term of the debt.

At inception, the Company classified $0.8 million of warrants as equity at fair value. The fair value of the warrants was recorded as a debt discount and is amortized as an adjustment to interest expense over the remaining term of the debt using the effective interest method.

July 2010 Amendment

On July 23, 2010, the Company entered into the July 2010 Amendment. In connection with the July 2010 Amendment, Bank of America, N.A. resigned as administrative agent and the lenders appointed General Electric Capital Corporation as successor administrative agent under the Credit Agreement for all purposes.

In addition, the July 2010 Amendment grants the Company additional flexibility under the Credit Agreement to, among other things, (i) consummate an asset swap of the Company’s radio stations in Canton, Ohio for radio stations in the Ann Arbor, Michigan and Battle Creek, Michigan markets owned by Capstar Radio Broadcasting Partners, Inc. (“Capstar”) but currently operated by the Company pursuant to LMAs; (ii) subject to certain conditions, acquire up to 100% of the equity interests of CMP or two of its subsidiaries, CMPSC or Radio Holdings; (iii) subject to certain conditions and if necessary in order that certain of CMP’s subsidiaries maintain compliance with applicable debt covenants, make further equity investments in CMP, in an aggregate amount not to exceed $1.0 million; and (iv) enter into sale-leaseback transactions with respect to communications towers that have an aggregate fair market value of no more than $20.0 million, so long as the net proceeds of such transaction are used to repay indebtedness under the Company’s term loan facility.

In conjunction with the July 2010 Amendment the Company capitalized approximately $0.2 million in fees paid directly to the lenders.

CUMULUS MEDIA INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As of December 31, 2010, prior to the effect of the May 2005 Swap, the effective interest rate of the outstanding borrowings pursuant to the senior secured credit facilities was approximately 4.0%. As of December 31, 2010, the effective interest rate inclusive of the May 2005 Swap was approximately 6.5%.

10. Stockholders’ Deficit

(a)	Common Stock

Each share of Class A Common Stock entitles its holder to one vote.

Except upon the occurrence of certain events, holders of the Class B Common Stock are not entitled to vote. The Class B Common Stock is convertible at any time, or from time to time, at the option of the holder of such Class B Common Stock (provided that the prior consent of any governmental authority required to make such conversion lawful shall have been obtained) without cost to such holder (except any transfer taxes that may be payable if certificates are to be issued in a name other than that in which the certificate surrendered is registered), into Class A Common Stock on a share-for-share basis; provided that the Board of Directors has determined that the holder of Class A Common Stock at the time of conversion would not disqualify the Company under, or violate, any rules and regulations of the FCC.

Subject to certain exceptions, each share of Class C Common Stock entitles its holders to ten votes. The Class C Common Stock is convertible at any time, or from time to time, at the option of the holder of such Class C Common Stock (provided that the prior consent of any governmental authority required to make such conversion lawful shall have been obtained) without cost to such holder (except any transfer taxes that may be payable if certificates are to be issued in a name other than that in which the certificate surrendered is registered), into Class A Common Stock on a share-for-share basis; provided that the Board of Directors has determined that the holder of Class A Common Stock at the time of conversion would not disqualify the Company under, or violate, any rules and regulations of the FCC.

(b)	Share Repurchases

On May 21, 2008, the Board of Directors of Cumulus terminated all pre-existing repurchase programs, and authorized the purchase, from time to time, of up to $75.0 million of its shares of Class A Common Stock. Repurchases may be made in the open market or through block trades, in compliance with Securities and Exchange Commission guidelines, subject to market conditions, applicable legal requirements and various other factors, including the requirements of the Company’s credit facility. Cumulus has no obligation to repurchase shares under the repurchase program, and the timing, actual number and value of shares to be purchased will depend on the performance of the Company’s stock price, general market conditions, and various other factors within the discretion of management.

During the year ended December 31, 2010, the Company did not purchase any shares of its Class A Common Stock. During the year ended December 31, 2009, the Company repurchased in the aggregate approximately 0.1 million shares of Class A Common Stock for approximately $0.2 million, in cash in open market transactions under the purchase plan approved by the Board of Directors.

As of December 31, 2010, the Company had authority to repurchase an additional $68.3 million of its Class A Common Stock.

11. Stock Options and Restricted Stock

Effective January 1, 2006, the Company uses the modified prospective method to account for compensation costs related to stock options and restricted stock. The Company uses the Black-Scholes option pricing model to determine the fair value of its stock options. The determination of the fair value of the awards on the date of grant, using an option-pricing model, is affected by the Company’s stock price, as well as assumptions regarding a number

CUMULUS MEDIA INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

of complex and subjective variables and is based principally on the historical volatility. These variables include its expected stock price volatility over the expected term of the awards, actual and projected employee stock option exercise behaviors, risk-free interest rates and expected dividends.

There were no grants of stock options in 2010 and 2009. Stock options of 956,869 were granted during 2008. Stock options vest over four years and have a maximum contractual term of ten years. The Company estimates the volatility of its common stock by using a weighted average of historical stock price volatility over the expected term of the options. Management believes historical volatility is a better measure than implied volatility. The Company bases the risk-free interest rate that it uses in its option pricing model on United States Treasury Zero Coupon strip issues with remaining terms similar to the expected term of the options. The Company does not anticipate paying any cash dividends in the foreseeable future and therefore uses an expected dividend yield of zero in the option pricing model. The Company is required to estimate forfeitures at the time of grant and revise those estimates in subsequent periods if actual forfeitures differ from estimates. Similar to the expected-term assumption used in the valuation of awards, the Company splits its population into two categories, (1) executives and directors and (2) non-executive employees. Stock-based compensation expense is recorded only for those awards that are expected to vest. All stock-based payment awards are amortized on a straight-line basis over the requisite service periods of the awards, which are generally the vesting periods.

The assumptions used for valuation of the 2008 option awards are set forth in the table below:

2008
Expected term	10.0 years
Volatility	40.9%
Risk-free rate	0.0%
Expected dividend rate	0.0%

For the year ended December 31, 2010, the Company recognized approximately $1.6 million in non-cash stock-based compensation expense relating to stock options and restricted shares. There is no tax benefit associated with this expense due to the Company’s net operating loss position. As of December 31, 2010, there was no unrecognized compensation costs related to non-vested stock options.

The Company has issued restricted stock awards to certain key employees and its Board of Directors. Generally, the restricted stock vests over a four-year period, thus the Company recognizes compensation expense over the four-year period equal to the grant date value of the shares awarded to the employees. To the extent the non-vested stock awards include performance or market conditions management examines the appropriate requisite service period to recognize the cost associated with the award on a case-by-case basis.

The Company has different plans under which stock options or restricted stock awards have been or may be granted.

The Compensation Committee of the Board of Directors granted 138,000, 157,000, and 133,000 restricted shares of its Class A Common Stock in 2010, 2009, and 2008, respectively, to certain officers and its Board of Directors, primarily pursuant to the 2008 Equity Incentive Plan and the 2004 Equity Incentive Plan. Consistent with the terms of the awards, one-half of the shares granted will vest after two years of continuous employment. For certain of the awards, an additional one-eighth of the remaining restricted shares will vest each quarter during the third and fourth years following the date of grant. For the other awards, an additional one-fourth of the remaining restricted shares will vest annually during the third and fourth years following the date of grant. The fair value at the date of grant of these shares was $0.5 million for the 2010 grant, $0.3 million for the 2009 grant and $0.7 million for the 2008 grant. Stock compensation expense for these awards will be recognized on a straight-line basis over each award’s vesting period. For the years ended December 31, 2010, 2009 and 2008, the Company recognized $0.2 million, $0.2 million, and $0.1 million, respectively, of non-cash stock compensation expense related to these restricted shares.

CUMULUS MEDIA INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As of December 31, 2010 and 2009, there were unrecognized compensation costs of approximately $0.6 million and $0.5 million, respectively, related to these restricted stock grants that will be recognized over 3.5 years. Total unrecognized compensation cost will be adjusted for future changes in estimated forfeitures.

On December 20, 2006, the Company entered into a Third Amended and Restated Employment agreement with the Company’s Chairman, President and Chief Executive Officer, Lewis W. Dickey, Jr. The agreement has an initial term through May 31, 2013 and is subject to automatic extensions of one-year terms thereafter unless terminated by advance notice by either party in accordance with the terms of the agreement.

The agreement provides among other matters that Mr. L. Dickey shall be granted 160,000 shares of time-vested restricted Class A Common Stock and 160,000 shares of performance vested restricted Class A Common Stock in each fiscal year during his employment term. The time-vested restricted shares shall vest in three installments, with one-half vesting on the second anniversary of the date of grant, and one-quarter vesting on each of the third and fourth anniversaries of the date of grant, in each case contingent upon Mr. L. Dickey’s continued employment with the Company. Vesting of performance restricted shares is dependent upon achievement of Compensation Committee approved criteria for the three-year period beginning on January 1 of the fiscal year of the date of grant, in each case contingent upon Mr. L. Dickey’s continued employment with the Company. During the year ended December 31, 2010, the Company recognized $0.2 million of expense related to the performance restricted awards issued in 2010 and 2009 whose vesting is subject to the achievement of the Compensation Committee approved criteria.

In the event that there is a change in control, as defined in the agreement, then any issued but unvested portion of the restricted stock grants held by Mr. L. Dickey shall become immediately and fully vested. In addition, upon such a change in control, the Company shall issue Mr. L. Dickey an award of 360,000 shares of Class A Common Stock, such number of shares decreasing by 70,000 shares upon each of the first four anniversaries of the date of the agreement.

As an inducement to entering into the agreement, the agreement provided for a signing bonus grant of 685,000 deferred shares of Class A Common Stock. Of the 685,000 deferred bonus shares, 94,875 were treated as replacement shares pertaining to the old employment agreement. The remaining 590,125 shares valued at $6.2 million were charged to non-cash stock compensation in 2006.

The agreement also provides that, should Mr. L. Dickey resign his employment or the Company terminate his employment, in each case other than under certain permissible circumstances, Mr. Dickey shall pay to the Company, in cash, $5.5 million (such amount decreasing by $1.0 million on each of the first five anniversaries of the date of the agreement). This potential payment would only be accounted for if and when it occurs similar to a “clawback” feature. This payment is automatically waived upon a change in control. As further inducement, the agreement provided for the repurchase, as of the effective date of the agreement, by the Company of all of Mr. L. Dickey’s rights and interests in and to (a) options to purchase 500,000 shares of Class A Common Stock, previously granted to Mr. L. Dickey at an exercise price per share of $6.44, options to purchase 500,000 shares of Class A Common Stock, previously granted to Mr. L. Dickey at an exercise price per share of $5.92 and options to purchase 150,000 shares of Class A common stock, previously granted to Mr. L. Dickey at an exercise price per share of $14.03, for an aggregate purchase price of $6,849,950 and (b) 500,000 shares of Class A Common Stock, previously awarded to Mr. L. Dickey as restricted stock, for an aggregate purchase price of $5,275,000. Each purchase price was paid in a lump-sum cash payment at the time of purchase. The purchase was completed on December 20, 2006.

As of the date of the agreement, Mr. L. Dickey had 250,000 partially vested, restricted shares that were being amortized under ASC 718. At December 20, 2006 there was an unamortized balance, under ASC 718, of $2.0 million associated with these shares. The Company replaced these shares with 94,875 deferred shares of Class A Common Stock and 155,125 time-vested restricted shares of Class A Common Stock. The Company recognized non-cash stock compensation expense of $0.8 million in 2006, related to the 94,875 replacement deferred shares. The Company will recognize future non-cash stock compensation of $1.3 million associated with the time-vested restricted shares, ratably over the employment contract through May 31, 2013.

CUMULUS MEDIA INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Mr. L. Dickey was granted 160,000 time-vested, restricted shares of Class A Common Stock in each of 2007, 2008, 2009 and 2010 and will be granted 160,000 time-vested, restricted shares each year for the remaining two years of his employment agreement or 1,120,000 shares in the aggregate. Of the 1,120,000 shares to be issued, non-cash stock compensation expense of $6.8 million related to 524,875 of the shares is being amortized ratably to non-cash stock compensation expense over the period of the employment agreement ending May 31, 2013. These shares represent the number of shares that will legally vest during the employment agreement reduced by the 155,125 shares which were treated as replacement shares for the pre-existing 250,000 partially vested restricted shares discussed above.

As previously mentioned, in 2006, the Company repurchased 1,150,000 outstanding shares of Mr. L. Dickey’s fully vested Class A Common Stock options and recorded a charge to equity for $6.8 million. In addition the Company purchased 500,000 partially vested restricted shares for $5.3 million which was charged to treasury stock in shareholder’s equity. The unamortized grant date fair value of $3.2 million was recorded to non-cash stock compensation within the 2006 consolidated statement of operations. The number of signing bonus restricted deferred shares and time-vested restricted shares committed for grant to Mr. L. Dickey and the restricted shares previously granted exceeded the number of restricted or deferred shares approved for grant at December 31, 2006. Accordingly, 15,000 of the signing bonus shares and all of the time-vested restricted shares were accounted for as liability classified awards which required revaluation at the end of each accounting period as of December 31, 2006. Following the modification of the 2004 Equity Incentive Plan in May 2007, all stock based compensation awards are equity classified as of December 31, 2009.

The Company recognized approximately $10.4 million of non-cash compensation expense in the fourth quarter of 2006 in conjunction with amending Mr. L. Dickey’s employment agreement as described below:

2006
Compensation cost related to the original repurchased grant	$3,378
Deferred bonus shares expensed	6,986
Amortization of time vested restricted shares during the year ended December 31, 2006	30

Total non-cash compensation costs	$10,394

On December 20, 2007, the Company issued the 685,000 signing bonus restricted shares of Class A Common Stock to Mr. L. Dickey in accordance with his current employment agreement, as described above. As previously stated, these shares, valued at $7.0 million, were expensed in 2006 to non-cash stock compensation. In 2007, the Company recorded $1.0 million to the non-cash stock compensation associated with the time vested awards under Mr. L. Dickey’s Third Amended and Restated Employment Agreement. Included in the Treasury Stock buyback for 2007 is $2.6 million for shares withheld representing the minimum statutory tax liability of which $0.3 million was paid during 2007. At December 31, 2009, there was $2.7 million of unrecognized compensation costs for the time vested restricted shares to be amortized ratably through May 31, 2013 associated with Mr. L. Dickey’s December 2006 amended employment agreement.

2008 Equity Incentive Plan

The Board of Directors adopted the 2008 Equity Incentive Plan (the “2008 Plan”) on September 26, 2008. The 2008 Equity Incentive Plan was subsequently approved by the Company’s stockholders on November 19, 2008. The purpose of the 2008 Equity Incentive Plan is to attract and retain non-employee directors, officers, key employees and consultants for the Company and the Company’s subsidiaries by providing such persons with incentives and rewards for superior performance. The aggregate number of shares of Class A Common Stock subject to the 2008 Equity Incentive Plan is 4,000,000. Of the aggregate number of shares of Class A Common Stock available, up to 3,000,000 shares may be granted as incentive stock options (“ISOs”). In addition, no one person may receive options exercisable for more than 400,000 shares of Class A Common Stock in any one calendar year.

CUMULUS MEDIA INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The 2008 Plan permits the Board of Directors to grant nonqualified stock options and ISOs, or combinations thereof. The exercise price of an option awarded under the 2008 Plan may not be less than the closing price of the Class A Common Stock on the date of grant. Options will be exercisable during the period specified in each award agreement and will be exercisable in installments pursuant to a vesting schedule designated by the Board of Directors, provided that awards may not vest sooner than one-third per year over three years. The Board of Directors may also provide for acceleration of options awarded in the event of retirement, death or disability of the grantee, or a change of control, as defined by the 2008 Plan.

The 2008 Plan also permits the Board of Directors to grant stock appreciation rights (“SARs”), to receive an amount equal to 100%, or such lesser percentage as the Board of Directors may determine, of the spread between the base price (or option price if a tandem SAR) and the value of the Company’s Class A Common Stock on the date of exercise. SARs may not vest by the passage of time sooner than one-third per year over three years, provided that any grant may specify that such SAR may be exercised only in the event of, or earlier in the event of, the retirement, death or disability of the grantee, or a change of control. Any grant of SARs may specify performance objectives that must be achieved as a condition to exercise such rights. If the SARs provide that performance objectives must be achieved prior to exercise, such SARs may not become exercisable sooner than one year from the date of grant except in the event of the retirement, death or disability of the grantee, or a change of control.

The Board of Directors may also authorize the grant or sale of restricted stock to participants. Each such grant will constitute an immediate transfer of the ownership of the restricted shares to the participant, entitling the participant to voting, dividend and other ownership rights, but subject to substantial risk of forfeiture for a period of not less than two years (to be determined by the Board of Directors at the time of the grant) and restrictions on transfer (to be determined by the Board of Directors at the time of the grant). Any grant of restricted stock may specify performance objectives that, if achieved, will result in termination or early termination of the restrictions applicable to such shares. If the grant of restricted stock provides that performance objectives must be achieved to result in a lapse of restrictions, the restrictions cannot lapse sooner than one year from the date of grant, but may be subject to earlier lapse or modification by virtue of the retirement, death or disability of the grantee or a change of control. The Board of Directors may also provide for the elimination of restrictions in the event of retirement, death or disability of the grantee, or a change of control.

Additionally, the 2008 Plan permits the Board of Directors to grant restricted stock units (“RSUs”). A grant of RSUs constitutes an agreement by the Company to deliver shares of Class A Common Stock to the participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions during the restriction period as the Board of Directors may specify. During the restriction period, the participant has no right to transfer any rights under his or her award and no right to vote such RSUs. RSUs must be subject to a restriction period of at least three years, except that the restriction period may expire ratably during the three-year period, on an annual basis, as determined by the Board of Directors at the date of grant. Additionally, the Board of Directors may provide for a shorter restriction period in the event of the retirement, death or disability of the grantee, or a change of control. Any grant of RSUs may specify performance objectives that, if achieved, will result in termination or early termination of the restriction period applicable to such shares. If the grant of RSUs provides that performance objectives must be achieved to result in a lapse of the restriction period, the restriction period cannot lapse sooner than one year from the date of grant, but may be subject to earlier lapse or modification by virtue of the retirement, death or disability of the grantee or a change of control.

Finally, the 2008 Plan permits the Board of Directors to issue performance shares and performance units. A performance share is the equivalent of one share of Class A Common Stock and a performance unit is the equivalent of $1.00 or such other value as determined by the Board of Directors. A participant may be granted any number of performance shares or performance units, subject to the limitations set forth in the 2008 Plan. The participant will be given one or more performance objectives to meet within a specified period. The specified period will be a period

CUMULUS MEDIA INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

of time not less than one year, except in the case of the retirement, death or disability of the grantee, or a change of control, if the Board of Directors shall so determine. Each grant of performance shares or performance units may specify in respect of the relevant performance objective(s) a level or levels of achievement and will set forth a formula for determining the number of performance shares or performance units that will be earned if performance is at or above the minimum or threshold level or levels, or is at or above the target level or levels, but falls short of maximum achievement of the specified performance objective(s).

No grant, of any type, may be awarded under the 2008 Equity Incentive Plan after November 19, 2018.

The Board of Directors administers the 2008 Plan. The Board of Directors may from time to time delegate all or any part of its authority under the 2008 Plan to the Compensation Committee. The Board of Directors has full and exclusive power to interpret the 2008 Plan and to adopt rules, regulations and guidelines.

Under the 2008 Plan, current and prospective employees, non-employee directors, consultants or other persons who provide the Company services are eligible to participate.

On December 30, 2008, the Company consummated an exchange offer to its employees and non-employee directors (or a designated affiliate of one of the foregoing) to exchange their outstanding options to purchase the Company’s Class A Common Stock that were granted on or after October 2, 2000 (“Eligible Options”) for a combination of restricted shares of the Company’s Class A Common Stock (“Restricted Shares”) and replacement options to purchase Class A Common Stock (“New Options”). Options to purchase 5,647,650 shares of Class A Common Stock, or approximately 95.1% of all Eligible Options, were tendered for exchange and, in accordance with the terms of the Offer, 289,683 Restricted Shares and New Options to purchase 956,869 shares of Class A Common Stock were issued at exercise prices ranging from $2.54 to $3.30 per share under the 2008 Plan. These options vest as follows: 50.0% of the options vest on the second anniversary of the date of issue and the remaining 50.0% vest in 25.0% increments on each of the next two anniversaries with the possible acceleration of vesting for some options if certain criteria are met. The incremental non-cash charge to compensation expense of $1.3 million as well as the non-cash charge to compensation expense of $0.8 million for the non-vested awards exchanged will be recognized over the new vesting period.

As of December 31, 2010, there were outstanding options to purchase a total of 702,138 shares of Class A Common Stock at exercise prices ranging from $2.54 to $3.30 per share under the 2008 Equity Incentive Plan. These options vest quarterly over four years, with the possible acceleration of vesting for some options if certain performance criteria are met. In addition, all options vest upon a change of control as more fully described in the 2008 Equity Incentive Plan.

2004 Equity Incentive Plan

As of December 31, 2010, there were outstanding options to purchase a total of 49,300 shares of Class A Common Stock at exercise prices ranging from $9.40 to $14.04 per share under the 2004 Equity Incentive Plan. These options vest quarterly over four years, with the possible acceleration of vesting for some options if certain performance criteria are met. In addition, all options vest upon a change of control as more fully described in the 2004 Equity Incentive Plan.

2002 Stock Incentive Plan

As of December 31, 2010, there were outstanding options to purchase a total of 31,813 shares of Class A Common Stock at exercise prices ranging from $14.62 to $19.25 per share under the 2002 Stock Incentive Plan. These options vest quarterly over four years, with the possible acceleration of vesting for some options if certain performance criteria are met. In addition, all options vest upon a change of control as more fully described in the 2002 Stock Incentive Plan.

CUMULUS MEDIA INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2000 Stock Incentive Plan

As of December 31, 2010, there were outstanding options to purchase a total of 3,979 shares of Class A Common Stock at an exercise price of $5.92 per share under the 2000 Stock Incentive Plan. These options vest, in general, quarterly over four years, with the possible acceleration of vesting for some options if certain performance criteria are met. In addition, all options vest upon a change of control as more fully described in the 2000 Stock Incentive Plan.

The following tables represent a summary of options outstanding and exercisable at and activity during the years ended December 31, 2010, 2009 and 2008:

	Shares	Weighted Average Exercise Price
Outstanding at December 31, 2007	8,680,160	$15.16

Granted	956,869	2.27
Exercised	(4,500)	1.94
Canceled or repurchased	(7,579,204)	14.75

Outstanding at December 31, 2008	2,053,325	$14.43

Canceled or repurchased	(1,166,952)	22.03

Outstanding at December 31, 2009	886,373	$4.42

Canceled or repurchased	(99,143)	6.85

Outstanding at December 31, 2010	787,230	$4.11

The following table summarizes information about stock options outstanding at December 31, 2010:

Range of Exercise Prices	Outstanding as of December 31, 2010	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Exercisable as of December 31, 2010	Weighted Average Exercise Price
$ 0.00-2.79	104,319	8.00 years	$2.54	52,184	$2.54
$ 2.79-5.58	597,819	8.00 years	$3.04	298,958	$3.04
$ 5.58-8.36	3,979	0.28 years	$5.92	3,979	$5.92
$ 8.36-11.15	24,550	5.37 years	$9.40	24,550	$9.40
$13.94-16.73	38,313	3.27 years	$14.25	38,313	$14.25
$16.73-19.51	18,250	2.84 years	$19.25	18,250	$19.25

	787,230	7.53 years	$4.11	436,234	$5.03

The weighted average grant date fair value of options granted during the years ended December 31, 2010, 2009 and 2008 was $0.0 million. The total intrinsic value of options exercised during the years ended December 31, 2010, 2009 and 2008 was $0.0 million. There were no awards exercised in the years ended December 31, 2010, 2009 and 2008.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

12. Income Taxes

Income tax expense (benefit) for the years ended December 31, 2010, 2009, and 2008 consisted of the following (dollars in thousands):

	2010	2009	2008
Current income tax expense (benefit):
State and local	$350	$574	$466

Total current income tax expense	$350	$574	$466

Deferred tax expense (benefit):
Federal	$2,516	$(17,608)	$(98,524)
State and local	913	(5,570)	(19,887)

Total deferred nontax expense (benefit)	3,429	(23,178)	(118,411)

Total income tax expense (benefit)	$3,779	$(22,604)	$(117,945)

Total income tax expense (benefit) differed from the amount computed by applying the federal statutory tax rate of 35.0% for the years ended December 31, 2010, 2009 and 2008 due to the following (dollars in thousands):

	2010	2009	2008
Pretax income (loss) at federal statutory rate	$11,613	$(52,289)	$(167,875)
State income tax expense (benefit), net of federal expense (benefit)	1,602	(5,499)	(18,245)
Change in state tax rates	1,353	223	(69)
Non cash stock compensation & Section 162 Disallowance	344	379	1,071
Impairment charges on goodwill with no tax basis	—	615	3,405
(Decrease) increase in valuation allowance	(10,959)	34,696	63,406
Other	(174)	(729)	362

Net income tax expense (benefit)	$3,779	$(22,604)	$(117,945)

CUMULUS MEDIA INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31, 2010 and 2009 are presented below (dollars in thousands):

	2010	2009
Current deferred tax assets:
Accounts receivable	$758	$454
Accrued expenses and other current liabilities	3,781	991

Current deferred tax assets	4,539	1,445
Less: valuation allowance	(4,539)	(1,445)

Net current deferred tax assets	—	—

Noncurrent deferred tax assets:
Intangible and other assets	172,038	209,057
Property and equipment	4,382	2,624
Other liabilities	14,645	19,546
Net operating loss	62,663	36,720

Noncurrent deferred tax assets	253,728	267,947
Less: valuation allowance	(252,306)	(266,358)

Net noncurrent deferred tax assets	1,422	1,589
Noncurrent deferred tax liabilities:
Intangible assets	24,730	21,301
Other	1,422	1,589

Noncurrent deferred tax liabilities	26,152	22,890

Net noncurrent deferred tax liabilities	24,730	21,301

Net deferred tax liabilities	$24,730	$21,301

Deferred tax assets and liabilities are computed by applying the Federal income and estimated state tax rate in effect to the gross amounts of temporary differences and other tax attributes, such as net operating loss carry-forwards. In assessing if the deferred tax assets will be realized, the Company considers whether it is more likely than not that some or all of these deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the period in which these temporary differences become deductible.

During the year ended December 31, 2010, the Company recorded deferred tax expense of $3.6 million generated during the current year, resulting from amortization of broadcast licenses and goodwill that is deductible for tax purposes, but is not amortized in the financial statements.

During the year ended December 31, 2009, the Company recorded deferred tax expense of $7.0 million resulting from amortization of broadcast licenses and goodwill that is deductible for tax purposes, but is not amortized in the financial statements. This charge was offset by a $33.0 million deferred tax benefit resulting from the reversal of deferred tax liabilities in connection with the impairment of certain broadcast licenses and goodwill and investment in affiliates. Also during the year ended December 31, 2009, the Company recorded deferred tax expense of $3.2 million resulting from the exchange of stations with Clear Channel.

During the year ended December 31, 2008, the Company recorded deferred tax expense of $18.0 million generated during the current year, resulting from amortization of broadcast licenses and goodwill that is deductible for tax purposes, but is not amortized in the financial statements. This charge was offset by a $136.7 million deferred tax benefit resulting from the reversal of deferred tax liabilities in connection with the impairment of certain broadcast licenses and goodwill and investment in affiliates.

CUMULUS MEDIA INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

At December 31, 2010, the Company has federal net operating loss carry forwards available to offset future income of approximately $164.1 million which will expire in the years 2020 through 2030. A portion of these losses are subject to limitations due to ownership changes.

At December 31, 2010, the Company has state net operating loss carry forwards available to offset future income of approximately $169.9 million which will expire in the years 2011 through 2030. A portion of these losses are subject to limitations due to ownership changes.

The Company continues to record interest and penalties related to unrecognized tax benefits in current income tax expense. The total amount of interest accrued at December 31, 2010 was $0.6 million. The total amount of unrecognized tax benefits and accrued interest and penalties at December 31, 2010 was $2.7 million. Of this total, $1.2 million represents the amount of unrecognized tax benefits and accrued interest and penalties that, if recognized, would favorably affect the effective income tax rate in future periods. The entire amount of $2.7 million relates to items which are not expected to change significantly within the next twelve months. Substantially all federal, state, local and foreign income tax years have been closed for the tax years through 2006; however, the various tax jurisdictions may adjust the Company’s net operating loss carry forwards.

(In thousands)	Unrecognized Tax Benefits
Balance at January 1, 2008	$681
Increases due to tax positions taken during 2008	9,166

Balance at December 31, 2008	$9,847

Decreases due to tax positions taken during 2009	(1,440)
Decreases due to tax positions taken in previous years	(1,631)

Balance at December 31, 2009	$6,776

Decreases due to tax positions taken during 2010	$(4,670)

Balance at December 31, 2010	$2,106

The Company and its subsidiaries file income tax returns in the United States federal jurisdiction and various states.

13. Earnings per Share

For all periods presented, the Company has disclosed basic and diluted earnings per common share utilizing the two-class method. Basic earnings per common share is calculated by dividing net income available to common shareholders by the weighted average number of shares of common stock outstanding during the period. The Company determined that it is appropriate to allocate undistributed net income between Class A, Class B and Class C Common Stock on an equal basis as the Company’s charter provides that the holders of Class A, Class B, and Class C Common Stock have equal rights and privileges except with respect to voting on certain matters.

Non-vested restricted stock carries non-forfeitable dividend rights and is therefore a participating security. The two-class method of computing earnings per share is required for companies with participating securities. Under this method, net income is allocated to common stock and participating securities to the extent that each security may share in earnings, as if all of the earnings for the period had been distributed. The Company has accounted for non-vested restricted stock as a participating security and used the two-class method of computing earnings per share as of January 1, 2009, with retroactive application to all prior periods presented. Because the Company does not pay dividends, earnings allocated to each participating security and the common stock, are equal. The following table sets forth the computation of basic and diluted income per share for the year ended December 31, 2010, 2009 and 2008 (dollars in thousands, except per share data).

CUMULUS MEDIA INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	2010	2009	2008
Basic Earnings Per Share
Numerator:
Undistributed net income (loss)	$29,402	$(126,702)	$(361,669)
Participation rights of unvested restricted stock in undistributed earnings	1,112	—	—

Basic undistributed net income (loss) — attributable to common shares	$28,290	$(126,702)	$(361,669)

Denominator:
Denominator for basic income per common share:
Basic weighted average common shares outstanding	40,341	40,426	42,315

Basic EPS — attributable to common shares	$0.70	$(3.13)	$(8.55)

Diluted Earnings Per Share
Numerator:
Undistributed net income (loss)	$29,402	$(126,702)	$(361,669)
Participation rights of unvested restricted stock in undistributed earnings	1,090	—	—

Basic undistributed net income (loss) — attributable to common shares	$28,312	$(126,702)	$(361,669)

Denominator:
Basic weighted average shares outstanding	40,341	40,426	42,315
Effect of dilutive option warrants	848	—	—

Diluted weighted average shares outstanding	41,189	40,426	42,315

Diluted EPS — attributable to common shares	$0.69	$(3.13)	$(8.55)

For the years ended December 31, 2010, 2009 and 2008, options to purchase 319,126, 886,373 and 2,053,325 shares of common stock, respectively, were outstanding but excluded from the EPS calculations because the exercise price of the options were equal to or exceeded the average share price for the period. Additionally, for the years ended December 31, 2009 and 2008, the Company excluded warrants from the EPS calculations because including the warrants would be antidilutive.

The Company has issued to key executives, employees, and the Board of Directors shares of restricted stock and options to purchase shares of common stock as part of the Company’s stock incentive plans. At December 31, 2010, the following restricted stock and stock options to purchase the following classes of common stock were issued and outstanding:

2010
Restricted shares of Class A Common Stock	1,528,721
Options to purchase Class A Common Stock	787,230
Options to purchase Class C Common Stock	—

CUMULUS MEDIA INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

14. Leases

The Company has non-cancelable operating leases, primarily for land, tower space, office-space, certain office equipment and vehicles. The operating leases generally contain renewal options for periods ranging from one to ten years and require the Company to pay all executory costs such as maintenance and insurance. Rental expense for operating leases was approximately $9.8 million, $10.0 million, and $9.1 million for the years ended December 31, 2010, 2009 and 2008, respectively.

Future minimum lease payments under non-cancelable operating leases (with initial or remaining lease terms in excess of one year) as of December 31, 2010 are as follows:

Year Ending December 31:
2011	$8,684
2012	8,319
2013	7,184
2014	6,385
2015	5,191
Thereafter	12,028

$47,791

15. Commitments and Contingencies

The Company engages Katz Media Group, Inc. (“Katz”) as its national advertising sales agent. The national advertising agency contract with Katz contains termination provisions that, if exercised by the Company during the term of the contract, would obligate the Company to pay a termination fee to Katz, calculated based upon a formula set forth in the contract.

In December 2004, the Company purchased 240 perpetual licenses from iBiquity Digital Corporation, which enable it to convert to and utilize digital broadcasting technology on 240 of its stations. Under the terms of the agreement, the Company committed to convert the 240 stations over a seven year period. The Company negotiated an amendment to the Company’s agreement with iBiquity to reduce the number of planned conversions commissions, extend the build-out schedule, and increase the license fees for each converted station. The conversion of original stations to the digital technology will require an investment in certain capital equipment over the next six years. Management estimates its investment will be between $0.1 million and $0.2 million per station converted.

In August 2005, the Company was subpoenaed by the Office of the Attorney General of the State of New York, as were other radio broadcasting companies, in connection with the New York Attorney General’s investigation of promotional practices related to record companies’ dealings with radio stations broadcasting in New York. The Company is cooperating with the Attorney General in this investigation.

On December 11, 2008, Qantum (“Qantum”) filed a counterclaim in a foreclosure action the Company initiated in the Okaloosa County, Florida Circuit Court. The Company’s action was designed to collect a debt owed to the Company by Star Broadcasting, Inc. (“Star”), which then owned radio station WTKE-FM in Holt, Florida. In its counterclaim, Qantum alleged that the Company tortiously interfered with Qantum’s contract to acquire radio station WTKE from Star by entering into an agreement to buy WTKE after Star had represented to the Company that its contract with Qantum had been terminated (and that Star was therefore free to enter into the new agreement with the Company). On February 27, 2011, the Company entered into a settlement agreement with Qantum and, in so doing, resolved all claims against each other that were directly or indirectly related to the litigation. In connection with the settlement regarding the since-terminated attempt to purchase WTKE, the Company recorded $7.8 million in costs associated with a terminated transaction in the consolidated statement of operations for the year ended December 31, 2010, which costs are payable in 2011.

CUMULUS MEDIA INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In April 2009, the Company was named in a patent infringement suit brought against the Company as well as twelve other radio companies, including Clear Channel, Citadel Broadcasting Corporation, CBS Radio, Entercom Communications, Saga Communications, Cox Radio, Univision Communications, Regent Communications, Gap Broadcasting, and Radio One. The case, captioned Aldav, LLC v. Clear Channel Communications, Inc., et al, Civil Action No. 6:09-cv-170, U.S. District Court for the Eastern District of Texas, Tyler Division (filed April 16, 2009), alleged that the defendants have infringed and continue to infringe plaintiff’s patented content replacement technology in the context of radio station streaming over the Internet, and sought a permanent injunction and unspecified damages. The Company settled this suit in March 2010.

On January 21, 2010, Brian Mas, a former employee of Radio Holdings, filed a purported class action lawsuit against the Company claiming (i) unlawful failure to pay required overtime wages, (ii) late pay and waiting time penalties, (iii) failure to provide accurate itemized wage statements, (iv) failure to indemnity for necessary expenses and losses, and (v) unfair trade practices under California’s Unfair Competition Act. The plaintiff is requesting restitution, penalties and injunctive relief, and seeks to represent other California employees fulfilling the same job during the immediately preceding four year period. The Company is vigorously defending this lawsuit and has not yet determined what effect the lawsuit will have, if any, on its financial position, results of operations or cash flows.

In March 2011, the Company was named in a patent infringement suit brought against it as well as other radio companies, including Beasley Broadcast Group, Inc., CBS Radio, Inc., Entercom Communications, Greater Media, Inc. and Townsquare Media, LLC. The case, Mission Abstract Data L.L.C, d/b/a Digimedia v. Beasley Broadcast Group, Inc., et. al., Civil Action Case No: 1:99-mc-09999, U.S. District Court for the District of Delaware (filed March 1, 2011), alleges that the defendants are infringing or have infringed plaintiff’s patents entitled “Selection and Retrieval of Music from a Digital Database.” Plaintiff is seeking injunctive relief and unspecified damages. The Company intends to vigorously defend this lawsuit and has not yet determined what effect the lawsuit will have, if any, on its financial position, results of operations or cash flows.

The Company is also a defendant from time to time in various other lawsuits, which are generally incidental to its business. The Company is vigorously contesting such lawsuits and believes that their ultimate resolution will not have a material adverse effect on its consolidated financial position, results of operations or cash flows.

16. Termination of Merger Agreement

On May 11, 2008, the Company, Cloud Acquisition Corporation, a Delaware corporation (“Parent”), and Cloud Merger Corporation, a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), entered into a Termination Agreement and Release (the “Termination Agreement”) to terminate the Agreement and Plan of Merger, dated July 23, 2007, among the Company, Parent and Merger Sub (the “Merger Agreement”), pursuant to which Merger Sub would have been merged with and into the Company, and as a result the Company would have continued as the surviving corporation and a wholly owned subsidiary of Parent.

Parent is owned by an investor group consisting of Lewis W. Dickey, Jr., the Company’s Chairman, President and Chief Executive Officer, his brother John W. Dickey, the Company’s Executive Vice President and Co-Chief Operating Officer, other members of their family, and an affiliate of Merrill Lynch Global Private Equity. The members of the investor group informed the Company that, after exploring possible alternatives, they were unable to agree on terms on which they could proceed with the transaction.

As a result of the termination of the Merger Agreement, and in accordance with its terms, in May 2008 the Company received a termination fee in the amount of $15.0 million in cash from the investor group, and the terms of the previously announced amendment to the Company’s existing Credit Agreement will not take effect.

Under the terms of the Termination Agreement, the parties also acknowledged and agreed that all related equity and debt financing commitments, equity rollover commitments and voting agreements shall be terminated, and further agreed to release any and all claims they may have against each other and their respective affiliates.

CUMULUS MEDIA INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

17. Restricted Cash

The Company is required to secure the maximum exposure generated by automated clearing house transactions in its operating bank accounts as dictated by the Company’s bank’s internal policies with cash. This action was triggered by an adverse rating as determined by the Company’s bank’s rating system. These funds were moved to a segregated bank account that does not zero balance daily. As of December 31, 2010, the Company’s balance sheet included approximately $0.6 million in restricted cash related to the automated clearing house transactions.

18. Quarterly Results (Unaudited)

The following table presents the Company’s selected unaudited quarterly results for the eight quarters ended December 31, 2010 and 2009 (dollars in thousands, except per share data):

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
FOR THE YEAR ENDED DECEMBER 31, 2010
Net revenues	$56,358	$69,739	$67,455	$69,781
Operating income	8,736	21,009	18,714	22,768
Net (loss) income	(144)	12,304	9,731	7,511
Basic income per common share	$0.01	$0.29	$0.23	$0.18
Diluted income per common share	$0.01	$0.29	$0.23	$0.17
FOR THE YEAR ENDED DECEMBER 31, 2009
Net revenues	$55,353	$65,962	$65,127	$69,606
Operating income (loss)(1)	3,580	26,431	(160,054)	14,862
Net (loss) income(1)	(3,296)	14,074	(143,991)	6,511
Basic and diluted (loss) income per common share	$(0.08)	$0.34	$(3.56)	$0.16

(1)	During the third and fourth quarters of 2009 the Company recorded impairment charges of $173.1 million and $1.9 million, respectively, related to its interim and annual impairment testing.

19. Variable Interest Entities

The Company has an investment in CMP, which the Company accounts for using the equity method and which the Company has determined to be a VIE that is not subject to consolidation because the Company is not deemed to be the primary beneficiary. The Company cannot make unilateral management decisions affecting the long-term operational results of CMP, as all such decisions require approval by the CMP Board of Director. One of the other equity holders has the unilateral right to remove the Company as manager of CMP with 30 days’ notice. The Company concluded that this ability to unilaterally terminate CMP’s management agreement with the Company resulted in a substantive “kick out” right, thereby precluding the Company from being designated as the primary beneficiary with respect to its variable interest in CMP.

As of December 31, 2010, the Company’s proportionate share of its affiliate losses exceeded its investment in CMP. In addition, the Company has no contractual obligation to fund the losses of CMP. As a result, the Company had no exposure to loss from its investment in CMP. The Company has not provided and does not intend to provide any financial support, guarantees or commitments for or on behalf of CMP. Additionally, the Company’s balance sheet at December 31, 2010 does not include any assets or liabilities related to its variable interest in CMP. See Note 8, “Investment in Affiliate” for further discussion.

On January 31, 2011, the Company entered into an agreement to purchase CMP, see Note 21, “Subsequent Event” for additional discussion related to the Company’s acquisition of CMP.

CUMULUS MEDIA INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

20. Related Party

During the third quarter of 2010, the Company entered into a management agreement with DM Luxury, LLC the country’s largest city magazine publisher which publishes 26 titles in twelve major U.S. markets. The Company will provide back office shared services, such as finance, accounting, treasury, internal audit, use of corporate headquarters, legal, human resources, risk management and information technology for an annual management fee of $0.5 million. The Company determined that DM Luxury, LLC was a related party as a result of the ownership interest of Lewis W. Dickey, Jr., an executive officer of the Company, in Dickey Publishing, Inc. and Dickey Media Investments, LLC, which together own 50.0% of DM Luxury, LLC, with Macquarie Capital (USA), Inc. owning the remaining 50.0% of DM Luxury, LLC. The Company does not have an equity interest in DM Luxury, LLC and recorded $0.1 million of revenues during the twelve months ended December 31, 2010.

During the fourth quarter the Company completed the sale of a translator to Dickey Broadcasting which resulted in a gain of approximately $0.2 million. Mr. Lewis W. Dickey, Jr., and Mr. John W. Dickey, each executive officers of the Company, are part owners of Dickey Broadcasting.

21. Subsequent Event

On January 31, 2011, the Company signed a definitive agreement to acquire the remaining equity interests of CMP that it does not currently own.

In connection with the acquisition, the Company expects to issue 9,945,714 shares of its common stock to affiliates of the three private equity firms that collectively own 75.0% of CMP — Bain, Blackstone and THL. Blackstone will receive shares of the Company’s Class A common stock and, in accordance with FCC broadcast ownership rules, Bain and THL will receive shares of a new class of the Company’s non-voting common stock. The Company currently owns the remaining 25.0% of CMP’s equity interests. In connection with the acquisition, the Company also intends to acquire all of the outstanding warrants to purchase common stock of a subsidiary of CMP, in exchange for an additional 8,267,968 shares of the Company’s common stock.

This transaction will not trigger any change of control provisions in the Company’s Credit Agreements or in CMP’s credit agreement or bond indentures.

The transaction is expected to be completed in the second quarter of 2011, and is subject to shareholder and regulatory approvals and other customary conditions. The Company’s holders of shares, representing approximately 54.0% of its voting power, have agreed to vote to approve the share issuances and to approve an amendment to its certificate of incorporation, which are required to complete the transaction. In addition, on February 23, 2011, the Company received an initial order from the FCC approving the transaction. The Company is currently waiting for the approval to become final. Also, in conjunction with the acquisition, Mr. David M. Tolley, a Senior Managing Director of Blackstone, has joined the Board of Directors of Cumulus, as of January 31, 2011.

In addition, on March 9, 2011, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Citadel Broadcasting Corporation (“Citadel”), Cadet Holding Corporation, a direct wholly owned subsidiary of the Company (“Holdco”), and Cadet Merger Corporation, an indirect, wholly owned subsidiary of the Company (“Merger Sub”).

Pursuant to the Merger Agreement, at the closing, Merger Sub will merge with and into Citadel, with Citadel surviving the merger as an indirect, wholly owned subsidiary of the Company (the “Merger”). At the effective time of the Merger, each outstanding share of common stock and warrant of Citadel will be canceled and converted automatically into the right to receive, at the election of the stockholder (subject to certain limitations set forth in the Merger Agreement), (i) $37.00 in cash, (ii) 8.525 shares of the Company’s common stock, or (iii) a combination thereof. Additionally, prior to the Merger, each outstanding unvested option to acquire shares of Citadel common stock issued under Citadel’s equity incentive plan will automatically vest, and all outstanding options will be deemed exercised pursuant to a cashless exercise, with the resulting net Citadel shares eligible to receive the Merger

CUMULUS MEDIA INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

consideration. Holders of unvested restricted shares of Citadel common stock will be eligible to receive the Merger consideration for their shares pursuant to the original vesting schedule of such shares. Elections by Citadel stockholders are subject to adjustment so that the maximum amount of shares of the Company’s common stock that may be issuable in the Merger is 151,485,282 and the maximum amount of cash payable by the Company in the Merger is $1,408,728,600.

The Company has obtained commitments for up to $500 million in equity financing and commitments for up to $2.525 billion in senior secured credit facilities and $500 million in senior note bridge financing, the proceeds of which shall pay the cash portion of the Merger consideration, and effect a refinancing of the combined entity (the Company, CMP and Citadel). Final terms of the debt financing will be set forth in definitive agreements relating to such indebtedness.

The Merger Agreement contains customary representations and warranties made by Citadel, the Company, Holdco and Merger Sub. Citadel and the Company also agreed to various covenants in the Merger Agreement, including, among other things, covenants (i) to conduct their respective material operations in the ordinary course of business consistent with past practice and (ii) not to take certain actions prior to the closing of the Merger without prior consent of the other.

The consummation of the Merger is subject to various customary closing conditions, including (i) approval by Citadel’s stockholders, (ii) the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (“HSR approval”), (iii) regulatory approval by the Federal Communications Commission, and (iv) the absence of a material adverse effect on Citadel or the Company.

The Merger Agreement may be terminated by either Citadel or the Company in certain circumstances, and if the Merger Agreement is terminated, then Citadel may be required under certain circumstances specified in the Merger Agreement to pay the Company a termination fee of up to $80 million. In other circumstances, the Company may be required to pay to Citadel a reverse termination fee of up to $80 million.

Completion of the Merger is anticipated to occur by the end of 2011, although there can be no assurance the Merger will occur within the expected timeframe or at all.

22. Supplemental Condensed Consolidating Financial Information

On May 13, 2011, Cumulus Media Inc. issued $610.0 million aggregate principal amount of 7.75% senior notes due 2019 (the “7.75% Senior Notes”). In connection with the completion of the Merger on September 16, 2011, we completed an internal restructuring into a holding company structure, which included (i) Cumulus Media Inc. transferring its remaining assets and liabilities held directly or indirectly (other than the equity interests in its wholly owned subsidiary Cumulus Media Holdings Inc. (f/k/a Cadet Holding Corporation, the “Subsidiary Issuer”)) to the Subsidiary Issuer and (ii) our entry into a supplemental indenture, dated as of September 16, 2011, to the indenture, dated as of May 13, 2011, pursuant to which the 7.75% Senior Notes were issued (“Indenture”), which supplemental indenture provided for: (a) the assumption by the Subsidiary Issuer of all obligations of Cumulus Media Inc.; (b) the substitution of the Subsidiary Issuer for Cumulus Media Inc. as issuer; (c) the release of Cumulus Media Inc. from all obligations as original issuer; and (d) Cumulus Media Inc.’s guarantee of all of the Subsidiary Issuer’s obligations, in each case under the 7.75% Senior Notes and the Indenture.

As a result thereof, Cumulus Media Inc. (the “Parent Guarantor”) and certain of its wholly owned subsidiaries (such subsidiaries, the “Subsidiary Guarantors”) provide guarantees of the obligations of the Subsidiary Issuer under the 7.75% Senior Notes. These guarantees are full and unconditional as well as joint and several. Certain of the Subsidiary Guarantors may be subject to restrictions on their respective ability to distribute earnings to the Subsidiary Issuer or the Parent Guarantor. Not all of the subsidiaries of the Parent Guarantor and the Subsidiary Issuer guarantee the 7.75% Senior Notes (such non-guaranteeing subsidiaries, collectively, the “Subsidiary Non-guarantors”).

The following tables present (i) condensed consolidating statements of income for the years ended December 31, 2010 and 2009, respectively, (ii) condensed consolidating balance sheets as of December 31, 2010 and 2009, respectively, and (iii) condensed consolidating statements of cash flows for the years ended December 31, 2010 and 2009, respectively, of each of the Parent Guarantor, the Subsidiary Issuer, the Subsidiary Guarantors, and the Subsidiary Non-guarantors.

Investments in consolidated subsidiaries are held primarily by the Parent Guarantor in the net assets of its subsidiaries and have been presented using the equity method of accounting. The “Eliminations” entries in the following tables primarily eliminate investments in subsidiaries and intercompany balances and transactions. The columnar presentations in the following tables are not consistent with the Company’s business groups; accordingly, this basis of presentation is not intended to present the Company’s financial condition, results of operations or cash flows on a consolidated basis.

CUMULUS MEDIA INC.

CONDENSED CONSOLIDATING BALANCE SHEETS

As of December 31, 2010

(Dollars in thousands, except for share and per share data)

	Cumulus Media Inc. (Parent Guarantor)	Cumulus Media Holdings Inc. (Subsidiary Issuer)	Subsidiary Guarantors	Subsidiary Non-guarantors	Eliminations	Total Consolidated
Assets
Current assets:
Cash and cash equivalents	$12,638	$—	$176	$—	$—	$12,814
Restricted cash	604	—	—	—	—	604
Accounts receivable, less subsidiary guarantors’ allowance for doubtful accounts of $1,115	—	—	38,267	—	—	38,267
Trade receivable	—	—	3,605	—	—	3,605
Prepaid expenses and other current assets	1,528	—	2,272	603	—	4,403

Total current assets	14,770	—	44,320	603	—	59,693
Property and equipment, net	2,446	—	37,238	—	—	39,684
Broadcast licenses	—	—	—	160,418	—	160,418
Other intangible assets, net	—	—	552	—	—	552
Goodwill	—	—	56,079	—	—	56,079
Investment in consolidated subsidiaries	248,198	—	142,690	—	(390,888)	—
Other assets	2,159	—	1,051	—	—	3,210

Total assets	$267,573	$—	$281,930	$161,021	$(390,888)	$319,636

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable and accrued expenses	$11,805	$—	$8,560	$—	$—	$20,365
Trade payable	—	—	3,569	—	—	3,569
Derivative instrument	3,683	—	—	—	—	3,683
Current portion of long-term debt	15,165	—	—	—	—	15,165

Total current liabilities	30,653	—	12,129	—	—	42,782
Long-term debt	575,843	—	—	—	—	575,843
Other liabilities	2,386	—	15,204	—	—	17,590
Deferred income taxes	—	—	6,399	18,331	—	24,730

Total liabilities	608,882	—	33,732	18,331	—	660,945

Stockholders’ equity (deficit):
Class A common stock, par value $0.01 per share; 200,000,000 shares authorized; 59,599,857 shares issued and 35,538,530 shares outstanding	596	—	—	—	—	596
Class B common stock, par value $0.01 per share; 20,000,000 shares authorized; 5,809,191 shares issued and outstanding	58	—	—	—	—	58
Class C common stock, par value $0.01 per share; 30,000,000 shares authorized; 644,871 shares issued and outstanding	6	—	—	—	—	6
Treasury stock, at cost, 24,061,327 shares at Parent Guarantor	(256,792)	—	—	—	—	(256,792)
Additional paid-in-capital	964,156	—	1,205,497	1,097,911	(2,303,408)	964,156
Accumulated (deficit) equity	(1,049,333)	—	(957,299)	(955,221)	1,912,520	(1,049,333)

Total stockholders’ (deficit) equity	(341,309)	—	248,198	142,690	(390,888)	(341,309)

Total liabilities and stockholders’ equity (deficit)	$267,573	$—	$281,930	$161,021	$(390,888)	$319,636

CUMULUS MEDIA INC.

CONDENSED CONSOLIDATING BALANCE SHEETS

As of December 31, 2009

(Dollars in thousands, except for share and per share data)

	Cumulus Media Inc. (Parent Guarantor)	Cumulus Media Holdings Inc. (Subsidiary Issuer)	Subsidiary Guarantors	Subsidiary Non-guarantors	Eliminations	Total Consolidated
Assets
Current assets:
Cash and cash equivalents	$11,674	$—	$4,550	$—	$—	$16,224
Restricted cash	789	—	—	—	—	789
Accounts receivable, less subsidiary guarantors’ allowance for doubtful accounts of $1,166	—	—	37,504	—	—	37,504
Trade receivable	—	—	5,488	—	—	5,488
Prepaid expenses and other current assets	1,238	—	2,873	598	—	4,709

Total current assets	13,701	—	50,415	598	—	64,714
Property and equipment, net	3,555	—	43,426	—	—	46,981
Broadcast licenses	—	—	—	160,801	—	160,801
Other intangible assets, net	—	—	579	—	—	579
Goodwill	—	—	56,121	—	—	56,121
Investment in consolidated subsidiaries	260,157	—	147,224	—	(407,381)	—
Other assets	4,868	—	—	—	—	4,868

Total assets	$282,281	$—	$297,765	$161,399	$(407,381)	$334,064

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable and accrued expenses	$3,914	$—	$9,721	$—	$—	$13,635
Trade payable	—	—	5,534	—	—	5,534
Current portion of long-term debt	49,026	—	—	—	—	49,026

Total current liabilities	52,940	—	15,255	—	—	68,195
Long-term debt	584,482	—	—	—	—	584,482
Other liabilities	17,371	—	15,227	—	—	32,598
Deferred income taxes	—	—	7,126	14,175	—	21,301

Total liabilities	654,793	—	37,608	14,175	—	706,576

Stockholders’ equity (deficit):
Class A common stock, par value $0.01 per share; 200,000,000 shares authorized; 59,572,592 shares issued and 35,162,511 shares outstanding	596	—	—	—	—	596
Class B common stock, par value $0.01 per share; 20,000,000 shares authorized; 5,809,191 shares issued and outstanding	58	—	—	—	—	58
Class C common stock, par value $0.01 per share; 30,000,000 shares authorized; 644,871 shares issued and outstanding	6	—	—	—	—	6
Treasury stock, at cost, 24,410,081 shares at Parent Guarantor	(261,382)	—	—	—	—	(261,382)
Additional paid-in-capital	966,945	—	1,205,497	1,097,911	(2,303,408)	966,945
Accumulated (deficit) equity	(1,078,735)	—	(945,340)	(950,687)	1,896,027	(1,078,735)

Total stockholders’ (deficit) equity	(372,512)	—	260,157	147,224	(407,381)	(372,512)

Total liabilities and stockholders’ equity (deficit)	$282,281	$—	$297,765	$161,399	$(407,381)	$334,064

CUMULUS MEDIA INC.

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

Year Ended December 31, 2010

(Dollars in thousands)

	Cumulus Media Inc. (Parent Guarantor)	Cumulus Media Holdings Inc. (Subsidiary Issuer)	Subsidiary Guarantors	Subsidiary Non-guarantors	Eliminations	Total Consolidated
Broadcast revenues	$—	$—	$259,187	$—	$—	$259,187
Management fees	4,146	—	—	—	—	4,146

Net revenues	4,146	—	259,187	—	—	263,333
Operating expenses:
Station operating expenses (excluding depreciation, amortization and LMA fees)	—	—	158,998	809	—	159,807
Depreciation and amortization	1,614	—	7,484	—	—	9,098
LMA fees	—	—	2,054	—	—	2,054
Corporate general and administrative expenses (including subsidiary guarantors’ non-cash stock-based compensation expense of $2,451)	18,519	—	—	—	—	18,519
Realized loss on derivative instrument	—	—	1,957	—	—	1,957
Impairment of intangible assets and goodwill	—	—	—	671	—	671

Total operating expenses	20,133	—	170,493	1,480	—	192,106

Operating (loss) income	(15,987)	—	88,694	(1,480)	—	71,227

Non-operating (expense) income:
Interest expense	(30,306)	—	(9)	—	—	(30,315)
Interest income	—	—	8	—	—	8
Terminated transaction expense	(7,847)	—	—	—	—	(7,847)
Other (expense) income, net	(6)	—	114	—	—	108

Total non-operating (expense) income, net	(38,159)	—	113	—	—	(38,046)

(Loss) income before income taxes	(54,146)	—	88,807	(1,480)	—	33,181
Income tax expense	—	—	(1,531)	(2,248)	—	(3,779)
Earnings (loss) from consolidated subsidiaries	83,548	—	(3,728)	—	(79,820)	—

Net income (loss)	$29,402	$—	$83,548	$(3,728)	$(79,820)	$29,402

CUMULUS MEDIA INC.

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

Year Ended December 31, 2009

(Dollars in thousands)

	Cumulus Media Inc. (Parent Guarantor)	Cumulus Media Holdings Inc. (Subsidiary Issuer)	Subsidiary Guarantors	Subsidiary Non-guarantors	Eliminations	Total Consolidated
Broadcast revenues	$—	$—	$252,048	$—	$—	$252,048
Management fees	4,000	—	—	—	—	4,000

Net revenues	4,000	—	252,048	—	—	256,048
Operating expenses:
Station operating expenses (excluding depreciation, amortization and LMA fees)	—	—	164,872	804	—	165,676
Depreciation and amortization	1,697	—	9,439	—	—	11,136
LMA fees	—	—	2,332	—	—	2,332
Corporate general and administrative expenses (including subsidiary guarantors’ non-cash stock-based compensation expense of $2,879)	20,699	—	—	—	—	20,699
Gain on exchange of assets or stations	—	—	(7,204)	—	—	(7,204)
Realized loss on derivative instrument	—	—	3,640	—	—	3,640
Impairment of intangible assets and goodwill	—	—	2,738	172,212	—	174,950

Total operating expenses	22,396	—	175,817	173,016	—	371,229

Operating (loss) income	(18,396)	—	76,231	(173,016)	—	(115,181)

Non-operating (expense) income :
Interest expense	(34,032)	—	(18)	—	—	(34,050)
Interest income	—	—	61	—	—	61
Other expense, net	—	—	(136)	—	—	(136)

Total non-operating expense, net	(34,032)	—	(93)	—	—	(34,125)

(Loss) income before income taxes	(52,428)	—	76,138	(173,016)	—	(149,306)
Income tax benefit	—	—	3,655	18,949	—	22,604
Loss from consolidated subsidiaries	(74,274)	—	(154,067)	—	228,341	—

Net (loss) income	$(126,702)	$—	$(74,274)	$(154,067)	$228,341	$(126,702)

CUMULUS MEDIA INC.

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

Year Ended December 31, 2010

(Dollars in thousands)

	Cumulus Media Inc. (Parent Guarantor)	Cumulus Media Holdings Inc. (Subsidiary Issuer)	Subsidiary Guarantors	Subsidiary Non-guarantors	Eliminations	Total Consolidated
Cash flows from operating activities:
Net (loss) income	$29,402	$—	$83,548	$(3,728)	$(79,820)	$29,402
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	1,614	—	7,484	—	—	9,098
Amortization of debt issuance costs/discount	1,248	—	—	—	—	1,248
Provision for doubtful accounts	—	—	1,271	—	—	1,271
Loss on sale of assets or stations	—	—	(116)	—	—	(116)
Fair value adjustment of derivative instruments	(11,956)	—	1,957	—	—	(9,999)
Impairment of intangible assets and goodwill	—	—	—	671	—	671
Deferred income taxes	—	—	(727)	4,156	—	3,429
Non-cash stock compensation	2,451	—	—	—	—	2,451
(Loss) earnings from consolidated subsidiaries	(83,548)	—	3,728	—	79,820	—
Changes in assets and liabilities, net of effects of acquisitions/dispositions	106,401	—	(100,019)	(1,099)	—	5,283

Net cash provided by operating activities	45,612	—	(2,874)	—	—	42,738
Cash flows from investing activities:
Proceeds from sale of assets or radio stations	—	—	296	—	—	296
Purchases of intangible assets	—	—	(246)	—	—	(246)
Capital expenditures	(925)	—	(1,550)	—	—	(2,475)

Net cash used in investing activities	(925)	—	(1,500)	—	—	(2,425)
Cash flows from financing activities:
Repayments of borrowings from bank credit facility	(43,136)	—	—	—	—	(43,136)
Tax withholding paid on behalf of employees	(343)	—	—	—	—	(343)
Debt discount fees	(244)	—	—	—	—	(244)

Net cash used in financing activities	(43,723)	—	—	—	—	(43,723)
Increase (decrease) in cash and cash equivalents	964	—	(4,374)	—	—	(3,410)
Cash and cash equivalents at beginning of period	11,674	—	4,550	—	—	16,224

Cash and cash equivalents at end of period	$12,638	$—	$176	$—	$—	$12,814

CUMULUS MEDIA INC.

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

Year Ended December 31. 2009

(Dollars in thousands)

	Cumulus Media Inc. (Parent Guarantor)	Cumulus Media Holdings Inc. (Subsidiary Issuer)	Subsidiary Guarantors	Subsidiary Non-guarantors	Eliminations	Total Consolidated
Cash flows from operating activities:
Net (loss) income	$(126,702)	$—	$(74,274)	$(154,067)	$228,341	$(126,702)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	1,697	—	9,439	—	—	11,136
Amortization of debt issuance costs/discount	1,079	—	—	—	—	1,079
Amortization of derivative gain	(828)	—	—	—	—	(828)
Provision for doubtful accounts	—	—	2,386	—	—	2,386
Loss on sale of assets or stations	—	—	(29)	—	—	(29)
Gain on exchange of assets or stations	—	—	(7,204)	—	—	(7,204)
Fair value adjustment of derivative instruments	(2,868)	—	3,639	—	—	771
Impairment of intangible assets and goodwill	—	—	2,738	172,212	—	174,950
Deferred income taxes	—	—	(4,177)	(19,001)	—	(23,178)
Non-cash stock compensation	2,879	—	—	—	—	2,879
Earnings (loss) from consolidated subsidiaries	74,274	—	154,067	—	(228,341)	—
Changes in assets and liabilities	118,502	—	(125,927)	856	—	(6,569)

Net cash provided by (used in) operating activities	68,033	—	(39,342)	—	—	28,691
Cash flows from investing activities:
Proceeds from sale of assets or radio stations	—	—	102	—	—	102
Acquisition costs	—	—	(52)	—	—	(52)
Capital expenditures	(529)	—	(2,581)	—	—	(3,110)

Net cash used in investing activities	(529)	—	(2,531)	—	—	(3,060)
Cash flows from financing activities:
Repayments of borrowings from bank credit facility	(59,110)	—	—	—	—	(59,110)
Tax withholding paid on behalf of employees	(107)	—	—	—	—	(107)
Debt discount fees	(3,000)	—	—	—	—	(3,000)
Payments for repurchases of common stock	(193)	—	—	—	—	(193)

Net cash used in financing activities	(62,410)	—	—	—	—	(62,410)
Increase (decrease) in cash and cash equivalents	5,094	—	(41,873)	—	—	(36,779)
Cash and cash equivalents at beginning of period	6,580	—	46,423	—	—	53,003

Cash and cash equivalents at end of period	$11,674	$—	$4,550	$—	$—	$16,224

SCHEDULE II

CUMULUS MEDIA INC.

FINANCIAL STATEMENT SCHEDULE

VALUATION AND QUALIFYING ACCOUNTS

Fiscal Year	Balance at Beginning of Year	Provision for Doubtful Accounts	Applications	Balance at End of Year
Allowance for doubtful accounts
2010	$1,166	$1,271	$(1,322)	$1,115
2009	1,771	2,386	(2,991)	1,166
2008	1,839	3,754	(3,822)	1,771
Valuation allowance on deferred taxes
2010	$267,804	$—	$(11,004)	$256,800
2009	233,108	34,696	—	267,804
2008	169,702	63,406	—	233,108

S-1